PROSPECTUS

                             PUROFLOW INCORPORATED

                               2,807,100 SHARES

                         COMMON STOCK, $.01 PAR VALUE

      This Prospectus relates to (i) 2,530,000 shares of Common Stock, $.01 par value ("Common Stock") of Puroflow Incorporated, a Delaware corporation (the "Company"), heretofore issued to certain persons listed as the Selling Security Holders in a private placement consummated in July 1996, (ii) options ("Options" and together with the shares of Common Stock underlying such Options, the "Securities") to purchase 277,100 shares of Common Stock issued to certain persons associated with Toluca Pacific Securities Corporation, which acted as placement agent (collectively, "Placement Agents"), and a consultant ("Optionholder"), in connection with the foregoing private placement, and (iii) 277,100 shares of Common Stock (subject to adjustment) issuable upon exercise of the Options. See "Selling Security Holders and Plan of Distribution." The Securities are being offered for the respective accounts of the Selling Security Holders, the Placement Agents and the Optionholder, and will be sold from time to time by the Selling Security Holders, the Placement Agents and the Optionholder in the national over-the-counter market or otherwise at their prevailing prices, or in negotiated transactions. The Company will receive no proceeds from the sale of the Securities.

      The Securities offered hereby were acquired by the Selling Security Holders, the Placement Agents and the Optionholder from the Company in private transactions and are "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus has been prepared for the purpose of registering the Securities under the Securities Act to allow for future sales by the Selling Security Holders, the Placement Agents and the Optionholder to the public without restriction. The Selling Security Holders, the Placement Agents and the Optionholder may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of the Securities may be deemed to be underwriting commissions or discounts under the Securities Act. See "Selling Security Holders and Plan of Distribution."


      The Common Stock of the Company is traded on the National Association of Securities Dealers, Inc. Electronic Bulletin Board System (the "Bulletin Board System") under the symbol "PURO." On June 24, 1997, the closing price of the Common Stock as reported on the Bulletin Board System was $0.81.


         THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                                ---------------
         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
          OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
               OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is June 25, 1997

      Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission (the "Commission"). These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                                 ---------------

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 75 Park Place, New York, New York 10007; and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621; and copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The Commission also maintains an Internet Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

      The Company intends to distribute to its stockholders annual reports containing audited financial statements with a report thereon by independent certified public accountants after the end of each fiscal year. In addition, the Company will furnish to its stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited financial and other information after the end of each fiscal quarter, upon written request to the secretary of the Company.

      The Company has filed with the Commission a registration statement on Form SB-2 (together with all amendments and exhibits, herein referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                             PROSPECTUS SUMMARY

      THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS."

      The Company designs and manufactures specialized filtration devices. The Company's specialty high performance filtration products are designed and manufactured to meet specific customer needs. The Company's products are used in automobile airbag inflators, aerospace, petrochemical and a wide range of commercial and industrial applications. The Company believes its products are state-of-the-art in filtration technology, and the Company believes each such product achieves effectiveness of performance through a careful selection of materials ranging from all welded titanium construction to epoxy assembled paper elements.

      The Company produces filters which are an integral part of conventional pyrotechnic automotive airbag inflators. The primary functions of the airbag filter is to control the expansion of the hot gas into the inflating bag, to prevent hot particles of combustion from entering the expanding bag, and to cool the hot expanding gas. The Company's filters are comprised of a blend of woven wire meshes and random fiber materials.

      The Company also designs, manufactures and operates high precision machines for its own use to fabricate airbag filters. Because such machines require minimal time for tooling changes between production runs of different filter types, the Company believes that these methods result in greater flexibility and lower unit costs without compromising the high reliability which the Company believes is essential for automotive airbag filters.

      The Company designs, develops and produces new filters in response to requests for proposals made by various airbag inflator manufacturers, both domestic and foreign. The Company intends to continue to enhance its technology and product development in order to meet the changing needs of airbag manufacturers and their customers. The Company is developing filters for the next generation azide and non-azide passenger and side impact airbag applications. No assurance can be given when, if ever, such products will be available for commercial sale, or whether such products will be successful.

      The Company also designs and manufactures precision filtration products for critical applications. Specializing in highly reliable, all metallic filters of standard and custom design, the Company's products range from filters in hydraulic, fuel and pneumatic systems, and large cryogenic and petrochemical filters. The Company also designs and manufactures surface tension devices for propellant management in missiles and satellites using porous metal, high-performance filter media and specialized gas tungsten arc welding processes.

      The Company supplies filters for United States space applications, including the Space Shuttle program, various commercial and military satellites, launch vehicles and boosters, and ground support equipment. The Company, through its "Michigan Dynamics" brand, supplies lightweight airframe fuel filters for helicopters and sells these products to the United States Army, Bell Helicopter and several offshore helicopter manufacturers. The Company is also exploring new applications with McDonnell Douglas Helicopter and Sikorsky Helicopter. The Company's discussions, however, are preliminary discussions only, and no assurance can be given, when, if ever, any agreement can be reached with any of such parties, or if reached that any ensuring agreement would be on terms favorable to the Company.

      The Company also supplies aftermarket filtration products used in jet aircraft and turboshaft powered aircraft and helicopters. Utilizing reverse engineering techniques, the Company produces "generic plain wrap" filters for use in the aftermarket. The Company has, and tries to obtain, exclusive agreements with its distributors for a particular market segment.

      The Company was incorporated in Delaware in 1961 and has its principal offices located at 16559 Saticoy Street, Van Nuys, California 91406. The Company's telephone number is (818) 756-1388.


                                THE OFFERING


Securities Offered.................... 2,530,000 shares of Common Stock held by the Selling Security Holders, 277,100
                                       Options to purchase shares of Common
                                       Stock and 277,100 shares of Common
                                       Stock underlying such Options held by
                                       the Placement Agents and the
                                       Optionholder.  See "Selling Security
                                       Holders and Plan of Distribution."

Risk Factors.......................... The securities offered hereby involve a high degree of risk.  See "Risk Factors."

Bulletin Board System Symbol.......... PURO

                          SUMMARY FINANCIAL INFORMATION

                                                Year Ended January 31
                                                ---------------------
                                           1995          1996         1997
                                       -----------   -----------  -----------
                                       (Unaudited)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Net sales..........................    $ 9,044,707   $ 8,815,889   $ 8,458,454
Gross profit.......................      1,400,285     2,858,882     2,569,629
Income (loss) from continuing
  operations before taxes..........       (521,242)      880,739       668,585
Net income (loss) from continuing
  operations.......................       (526,842)  $   875,139   $   662,985
Net income (loss)                      $(2,372,156)  $   898,119   $   662,985
                                       ===========   ===========   ===========
Earnings (loss) per share(1)           $     (0.53)  $      0.19   $      0.11
                                       ===========   ===========   ===========
Weighted average common and dilutive
common equivalent shares outstanding     4,508,521     4,631,740     6,107,812



                                                              January 31, 1997
                                                              ----------------

CONSOLIDATED BALANCE SHEET DATA:
Cash.......................................................      $   164,415
Current assets.............................................        3,123,630
Current liabilities........................................          605,879
Working capital............................................        2,517,751
Total assets...............................................        4,094,945
Total debt.................................................                0
Stockholders' investment...................................        3,489,066



(1) The computation of the net income (loss) per common share (primary) is based on the weighted average number of common shares and common share equivalents outstanding.

                                  RISK FACTORS

      An investment in the Securities being offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following risk factors should be considered in evaluating the Company and its business before purchasing the Securities offered hereby.

RECENT SUBSTANTIAL LOSSES; NO ASSURANCE OF FUTURE PROFITABILITY

      As recently as the fiscal years ended January 31, 1995 and 1994, the Company incurred substantial losses of $2,372,156 and $565,926, respectively. In its efforts to return to profitability, the Company sold off three divisions to focus on its traditional strength in high performance filtration. In November 1994, the Company sold its ultraviolet water product subsidiary, Ultra Dynamics Corporation. In the year ended January 31, 1996, the Company sold its valve product subsidiary, Decca Valves Corporation and shut down operations of its Michigan Dynamics subsidiary. There is no assurance that the Company's efforts and strategy will result in profitable operations in the future.

RECENT TERMINATION OF RECEIVERSHIP RESULTING FROM DEFAULT IN CREDIT AGREEMENT; POTENTIAL DEFAULT

      The Company was a party to a credit agreement (the "Credit Agreement") with Imperial Bank (the "Bank"). The terms of the Credit Agreement included certain restrictive covenants including maintenance of minimum working capital, net worth and ratios of current assets to current liabilities and debt to net worth. As a result of the Company's default of certain such covenants, the Bank filed a lawsuit against the Company in 1995 in the Superior Court of California. As a result of such lawsuit, on May 1, 1995, the Superior Court of California appointed and the Company entered into a stipulation for the establishment of a receivership (the "Receivership") and the appointment of a receiver (the "Receiver"). The Receiver then assumed jurisdiction over all of the Company's assets and operated the Company with the assistance of existing management until August 22, 1996 when the Receivership was terminated by order of the Superior Court of California and control of the Company was returned to the Board of Directors and management. The Company has obtained a new $750,000 revolving bank credit line and a $300,000 non-revolving, equipment acquisition credit line. The terms of both loan agreements contain certain restrictive covenants, including maintenance of minimum working capital, net worth and ratios of current assets to current liabilities and debt to net worth. There is no assurance that the Company will not default under any of such restrictive covenants. Any such default could have a material adverse effect on the Company and its operations.

LITIGATION

      As set forth under "Legal Proceedings," the Company is a party to various legal proceedings. At January 31, 1997, the Company had a reserve recorded of $242,000 in anticipation of certain judgments against the Company and may record additional accruals. The Company believes it will prevail in its defenses and does not expect that such litigation will have a material adverse effect on its financial position or results of operations. However, there can be no assurance that the Company will prevail in its defenses. In the event that one or more of such cases is decided against the Company, the effect of such decisions could have a material adverse effect upon the Company and its financial position and results of operations.

DEPENDENCE ON THE AUTOMOTIVE INDUSTRY

      As a supplier to the automotive industry, the Company's business is dependent on many factors including the level of domestic vehicle sales, which are cyclical and dependent on, among other things, the economy, consumer spending, potential work stoppages, adverse weather conditions, potential problems with obtaining supplies and other risks of production. In addition, the Company's business is subject to the seasonal characteristics of the automotive industry in which there are seasonal shutdowns in the third and fourth calendar quarters of each year, which typically result in lower shipments of airbag filters during these quarters. Reduced growth or contraction in the automotive industry may have a material adverse effect on the Company's future operating results.

PRICING OF AUTOMOTIVE FILTERS

      The continued sale of the Company's airbag filters is conditioned upon, among other things, the Company's prices remaining competitive. The Company anticipates that there will be continued downward pressure on the price of its products over the next several years as a result of competition and slackening demand by automakers. As the Company's volume of sales of airbag filters has increased, the price per unit has decreased and is expected to continue to decrease. If the unit price declines in the future are not accompanied by corresponding decreases in production costs, the Company's profit margin may be adversely affected. The Company's future profitability will depend on, among other things, its ability to continue to improve its manufacturing efficiencies and maintain a cost structure that will enable the Company to offer competitive prices. The Company anticipates that it will continue to incur capital expenditures to accomplish these objectives. There is no assurance that the Company will have the resources to meet such objectives. The inability of the Company to offer competitive prices for its products would have a material adverse effect on its business.

PRODUCT LIABILITY

      The Company maintains general liability, automobile, product liability, workers' compensation, and employer's liability insurance coverage. The Company is engaged in various businesses which could expose it to claims for injury, resulting from the failure of products sold by it. The Company has product liability insurance, covering in such amounts and against such risk as management believes advisable, in light of the Company's business and the terms and cost of such insurance. There is no assurance that claims will not arise in the future in excess of such insurance or that the Company will maintain the same level of insurance coverage in the future.

DEPENDENCE ON THE AUTOMOTIVE AIRBAG BUSINESS AND CUSTOMER CONCENTRATION

      The Company's sale of airbag filters is dependent upon the continued increased demand for automotive airbag systems. Sales of airbag filters accounted for approximately 43% and 50% of net sales during fiscal 1997 and fiscal 1996, respectively. There is no assurance that airbag systems will continue to be the commercially preferred system for supplemental passenger restraints. In addition, new technologies for airbags (such as hybrid inflation of inert gases rather than pyrotechnic ignition) may be developed which, if successful, could render the Company's products obsolete or, at a minimum, compete with current airbag systems. In recent years, substantially all of the Company's airbag filters manufactured have been sold to certain manufacturers on a purchase order basis, although the Company has supplied prototype filters to other manufacturers and is in the process of qualifying its airbag filters for a third automotive airbag systems manufacturer. Additionally, while the Company is in the process of designing and developing new filters for possible use in advanced driver and passenger side airbags, the Company presently has no commitment from third parties to purchase such filters.

COMPETITION

      A broad range of companies produce products or are capable of producing products that compete with products manufactured by the Company in its various markets. Many of these companies have significantly greater financial resources than the Company. Morton International, Inc. ("MII") and other major domestic airbag manufacturers produce their airbag filter components in-house, and TRW Vehicle Safety Systems, Inc., a significant global manufacturer of airbag inflator assemblies ("TRW"), produces passenger side airbag filters for its own use. Other companies may choose to enter the automotive airbag filter market. There is no assurance that the Company's airbag manufacturer customers will not manufacture all their own filters or that the Company will be able to compete effectively in the future against independent manufacturers of airbag filters or of the Company's other products.

DEFENSE INDUSTRY AND GOVERNMENT SPENDING

      The Company has been supplying components for United States defense and space programs for over 30 years. Sales by the Company under contracts directly with the government accounted for approximately 7% of net sales in the fiscal year ended January 31, 1997. In addition, in many cases the Company's contracts are with prime or second-tier contractors to the United States government, and, while the Company is not able to track the end-user of its products in all cases, it estimates that approximately 29% of net sales during these periods were directly or indirectly to the United States government. While the Company is not dependent on any particular program, reliance upon defense and government space programs has certain inherent risks. The Company's contracts, direct or indirect, with respect to United States government agencies are subject to unilateral termination at the convenience of the government, subject only to the reimbursement of certain costs plus a termination fee. In addition, recent changes in governmental policies and political developments are expected to lead to a significant overall decrease in defense spending. These policy developments have impacted and are expected to continue to affect the Company, including new programs which otherwise might have utilized the Company's high performance filters. The Company intends to focus on commercial applications of such products and the continued supply of replacement parts to the government.

GOVERNMENT REGULATION; LIMITED NUMBER OF PERSONS ELIGIBLE TO PARTICIPATE IN GOVERNMENT CONTRACT BIDDING

      Demand for the Company's airbag filters is affected by federal safety regulations requiring the installation of' passive restraint systems in certain vehicles by certain dates. Although the Company believes that automotive safety requirements will not be relaxed, an extension of compliance deadlines or other regulatory changes could have an adverse effect on the demand for the Company's products.

      Moreover, demand for the Company's airbag filters was initially affected by federal regulations requiring installation of airbags in passenger cars, light trucks, and vans. Consumer demand is now the leading force in the growth of this product segment. Demand for the Company's commercial aerospace products is affected by the Federal Aviation Administration ("FAA") Regulations for National and International Operations. While the Company believes that the trends in automotive safety are toward increased regulation and are beneficial to the Company, a decline in enforcement or compliance expenditures, a change in the regulations, or an emerging technology that would deem airbags as obsolete could have a significant adverse effect on the demand for the products offered by the Company.

      United States government contracts and related customer orders subject the Company to various laws and regulations governing United States government contractors and subcontractors, generally which are more restrictive than for non-government contractors. This includes subjecting the Company to examinations by government auditors, and investigators, from time to time, to insure compliance and review costs. Violations may result in costs disallowed, and substantial civil or criminal liabilities (including, in severe cases, denial of future contracts). The United States government may limit the competitive bidding of any contract under a small business or minority set-aside, in which bidding is limited to companies meeting the criteria for a small business or minority business, respectively. The Company is currently qualified for small business, but not minority ownership, set-asides. To the extent bidding may be so limited, the Company has an opportunity to benefit from the reduced number of qualified bidders. No assurance can be given, however, that in the future the government will not expand the number of persons eligible to bid for such business or choose to open such bidding to a larger array of persons, which could have a material adverse effect upon the Company.

DEPENDENCE UPON KEY PERSONNEL

      The Company's success depends to a significant degree upon the continued contributions of its management team, including Michael H. Figoff, and technical, marketing and sales personnel. While the Company has entered into an employment agreement with Mr. Figoff, the Company's employees may voluntarily terminate their employment with the Company at any time. Competition for qualified employees and personnel in the filtration devices industry is intense and, from time to time, there are a limited number of persons with knowledge of and experience in particular sectors of the filtration devices industry. The Company's success also will depend on its ability to attract and retain qualified management, marketing, technical and sales executives and personnel. The process of locating such personnel with the combination of skills and attributes required to carry out the Company's strategies is often lengthy. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on the Company's results of operations, development efforts and ability to expand. There can be no assurance that the Company will be successful in attracting and retaining such executives and personnel. Any such event could have a material adverse effect on the Company. See "Management."

SHARES ELIGIBLE FOR FUTURE SALES AND OUTSTANDING STOCK OPTIONS

      As of June 24, 1997, there were 7,108,721 shares of Common Stock outstanding of which 2,530,000 shares are "restricted securities" as defined under Rule 144 under the Securities Act. Sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. In addition, as of January 31, 1997, the Company had granted stock options to purchase in the aggregate 249,860 shares of its Common Stock at exercise prices ranging from $.25 to $.75, and under its Stock Option Plan, the Company has an additional 266,000 shares available for issuance pursuant to stock options. The exercise of currently outstanding options in the future would increase the number of shares of Common Stock outstanding and could have a dilutive effect on the Common Stock and prevent the Company from raising additional financing if required.


NO CASH DIVIDENDS

      The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. To date, the Company has not paid any cash dividends. The Board does not intend to declare any cash dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in the Company's business operations.

ISSUANCE OF PREFERRED STOCK

      The Company's Certificate of Incorporation permits its directors to designate the terms of and issue shares of Preferred Stock. The issuance of shares of Preferred Stock by the Board of Directors could adversely affect the rights of holders of Common Stock by, among other matters, establishing preferential dividends, liquidation rights and voting power. Although the Company has no present intention to issue shares of Preferred Stock, the issuance thereof might render it more difficult, and therefore discourage, an unsolicited takeover proposal such as a tender offer, proxy contest or the removal of incumbent management, even if such actions would be in the best interest of the Company's stockholders.

COMMON STOCK NOT ELIGIBLE FOR NASDAQ SMALLCAP MARKET SYSTEM; LIMITED TRADING MARKET FOR COMMON STOCK

      The Company does not meet the qualifications to have its Common Stock approved for quotation on the NASDAQ SmallCap Market system (the "NASDAQ System"). There can be no assurance when, if ever, the Company will qualify for the NASDAQ System. The Company's Common Stock was delisted from trading on the NASDAQ System on June 9, 1995 as a result of the Company's failure to meet minimum capital requirements of $1,000,000. Since such time, the Company's Common Stock has traded, and continues to trade, on the Bulletin Board System, and reported by the National Quotation Service (Pink Sheets) under the symbol "PURO." The Company's Common Stock is thinly and sporadically traded and no assurance can be given a larger market will ever develop, or if developed, that it will be maintained. As a result, an investor in the shares of Common Stock offered hereby may not be able to dispose of its shares on favorable terms, or to obtain accurate quotations as to the value of its shares.

RISKS OF LOW-PRICED SECURITIES

      Because the Company's Common Stock is not approved for quotation on the NASDAQ System, the Common Stock is subject to rules under the Exchange Act which impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established clients and "accredited investors". For transactions covered by such rules, a broker-dealer must make a special suitability determination of the purchaser and have received the purchaser's written consent to the transaction prior to the sale. Consequently, such rules may affect the ability of broker-dealers to sell the Company's Common Stock and the ability of purchasers in this offering to sell any of their respective shares acquired in this offering in any secondary market that may develop for such Common Stock.

      The Commission has enacted rules that define a "penny stock" to be any equity security that has a price of less than $5 per share or an exercise price of less than $5 per share, subject to certain exceptions, including, securities listed on the NASDAQ System or on designated exchanges. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to any transaction in a penny stock, of a disclosure statement prepared by the Commission relating to the penny stock market. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Because the Company's shares of Common Stock are not listed on the NASDAQ System, or are not otherwise exempt from the provisions of the Commission's "penny stock" rules, such rules may also affect the ability of broker-dealers to sell the Company's securities and the ability of purchasers in this offering to sell any of their shares acquired hereby in any secondary market that may develop.

FORWARD LOOKING STATEMENTS AND ASSOCIATED RISKS

      This Prospectus contains certain forward-looking statements, including among others (i) anticipated trends in the Company's financial condition and results of operations; (ii) the Company's business strategy for expanding its presence in the specialized filtration devices industry; and (iii) the Company's ability to distinguish itself from its current and future competitors. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to the other risks described elsewhere in this "Risk Factors" discussion, important factors to consider in evaluating such forward-looking statements include (i) changes in external competitive market factors or in the Company's internal budgeting process which might impact trends in the Company's results of operations; (ii) unanticipated working capital or other cash requirements; (iii) changes in the Company's business strategy or an inability to execute its strategy due to unanticipated change in the specialized filtration devices industry; and (iv) various competitive factors that may prevent the Company from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this "Risk Factors" discussion, there can be no assurance that the events predicted in forward-looking statements contained in this Prospectus will in fact transpire.

                               DIVIDEND POLICY

      Since its inception, the Company has not paid any dividends on its Common Stock. The Company intends to retain future earnings, if any, that may be generated from the Company's operations to help finance the operations and expansion of the Company and, accordingly, does not plan, for the reasonably foreseeable future, to pay dividends to holders of the Common Stock. Any decision as to the future payment of dividends will depend on the results of operations and financial position of the Company and such other factors as the Company's Board of Directors, in its discretion, deems relevant. As of the date of this Prospectus, there are no contractual limitations on the Company's ability to pay dividends.

                               USE OF PROCEEDS

      All of the Securities offered hereby are being offered by the Selling Security Holders and the Placement Agents. The Company will not receive any of the proceeds from the sale of the Securities. See "Selling Security Holders and Plan of Distribution."

                           SELECTED FINANCIAL DATA
                                                  Year Ended January 31,
                                                  ----------------------
                                          1995           1996          1997
                                         ------         ------        ------
STATEMENTS OF OPERATIONS DATA (1):       (in thousands, except per share data)
                                       (Unaudited)

Net sales                                $  9,045      $  8,816        $8,458
Cost of goods sold                          7,645         5,957         5,889
                                         --------      --------       -------
Gross profit                                1,400         2,859         2,570
Selling, general & administrative
    expense                                 1,630         1,443         1,446
                                         --------     ---------       -------
Operating income (loss)                      (230)        1,416         1,124
Other income (expense)                         14            (3)          (10)
Interest expense                             (305)         (279)          (71)
Nonrecurring expenses(2)                       -           (253)         (394)
                                         --------     ---------       -------
Income (loss) from continuing
    operations before income taxes           (521)          881           669
Income tax expense                              6             6             6
                                         --------      --------       -------
Income (loss) from continuing operations     (527)          875           663
Income (loss) from discontinued
    operations                             (1,845)           23             -
                                         --------      --------       -------
Net income (loss)                        $ (2,372)     $    898       $   663
                                         ========      ========       =======
Net income (loss) per common share:
   From continuing operations            $  (0.12)     $   0.19       $  0.11
   From discontinued operations             (0.41)         0.00          0.00
                                         ---------     --------       -------
Primary earnings per share               $  (0.53)     $  0.190       $  0.11
                                         =========     ========       =======

Weighted average number of shares           4,509         4,632         6,109

BALANCE SHEET DATA:

Working Capital                           $(1,214)      $   (13)      $ 2,518
Total Assets                                4,721         3,962         4,095
Long-Term Debt                                 71             -             -
Stockholders' Equity                          185         1,083         3,489


(1) In November 1994, the Company sold its ultraviolet water product subsidiary, Ultra Dynamics Corporation. The Company had originally reported a loss from discontinued operations of $542,930 for this subsidiary in the fiscal year ended January 31, 1995. In the year ended January 31, 1996, the Company sold the assets of its valve product subsidiary, Decca Valves Corporation, for $305,000 in cash and shut down operation of its Michigan Dynamics subsidiary. These two subsidiaries have been accounted for as discontinued operations. The selected data related to the year ended January 31, 1995 was adjusted to reflect these additional discontinued operations.

(2) Nonrecurring expenses are comprised of a one-time fee of $89,834 charged by the Bank during August 1996, and the monthly administrative fees charged by the Receiver during the receivership period. The Receivership Estate began on May 1, 1995 and ended on August 22, 1996.

              SELLING SECURITY HOLDERS AND PLAN OF DISTRIBUTION

      The Selling Security Holders, the Placement Agents and the Optionholder have advised the Company that sales of the Securities may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Security Holders, the Placement Agents and the Optionholder may effect such transactions by selling the Securities directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders, the Placement Agents and the Optionholder and/or the purchasers of securities for which such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      The Selling Security Holders, the Placement Agents, and the Optionholder and any broker-dealers that act in connection with the sale of the Securities as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities and/or as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Security Holders, the Placement Agents and the Optionholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Securities against certain liabilities, including liabilities arising under the Securities Act. The Company will not receive any proceeds from sales of the Securities by the Selling Security Holders, the Placement Agents or the Optionholder. Sales of the Securities by the Selling Security Holders, the Placement Agents and the Optionholder, or even the potential of such sales, would likely have an adverse effect on the market price of the Common Stock.

      The can be no assurance that the Selling Security Holders, the Placement Agents or the Optionholder will be able to sell some or all of the Securities listed for sale herein. See "Risk Factors."

      The following table sets forth certain information with respect to the Selling Security Holders, the Placement Agents and the Optionholder for whom the Company is registering the Securities for sale to the public. The Company will not receive any of the proceeds from the sale of the Securities. There are no material relationships between any of the Selling Security Holders, the Placement Agents or the Optionholder, on the one hand, and the Company, on the other hand. Beneficial ownership of the Securities by each Selling Security Holder, the Placement Agents and the Optionholder after the sale will depend on the number of Securities sold by each Selling Security Holder, the Placement Agents and the Optionholder. The Securities offered by the Selling Security Holders, the Placement Agents and the Optionholder are not being underwritten.

                          SELLING SECURITY HOLDERS

                                       Number
                                     of Shares        Number     Beneficial
                                    Beneficially    of Shares     Ownership
Name of Selling                      Owned Prior      Being        After
 Stockholder                         to Offering     Offered      Offering
---------------                     ------------    ---------    ----------

Milton Koffman                          62,500        62,500           0
Dr. Eugene Snowden                      62,500        62,500           0
Dr. Eugene Snowden KEOGH                62,500        62,500           0
Jack McLeod                             50,000        50,000           0
Andre W. Iseli                          62,500        62,500           0
Ron Berger                              30,000        30,000           0
Timary K. Koller/Richard E. Koller      15,625        15,625           0
William Hurd                            30,000        30,000           0
Delaware Charter Guarantee &
  Trust FBO: Ronald I. Heller; IRA     312,500       312,500           0
Bette Nagelberg                        312,500       312,500           0
Lyonshare Venture Capital/
  Alan R. Lyons, Managing Ptnr.        250,000       250,000           0
Vestal Venture Capital/
  Alan R. Lyons, Managing Ptnr.        100,000       100,000           0
Alan Jablon                             25,000        25,000           0
Edda Brown                              15,000        15,000           0
Peter Blowitz(1)                        40,000        40,000           0
Camden Research Corp.                   30,000        30,000           0
Marlin M. Merhab                        15,000        15,000           0
John P. Konop                           15,000        15,000           0
Boston Safe Deposit Trust Co. FFC:
  Virginia Retirement System           625,000       625,000           0
Joy A. Svenson                          30,000        30,000           0
Victoria R. Miller                      15,000        15,000           0
James A. Cavaricci                     300,000       300,000           0
Conrad S. Haythorne & Elaine E.
 Haythorne Trustees FBO Elaine E.
 Haythorne Trust D/T/D 11/23/93         15,000        15,000           0
Manhattan Group Funding                 64,375        64,375           0
Howard Falco(1)                         13,190        13,190           0
Patrick Sheedy(1)                       15,000        15,000           0
Ron Heller(1)                           20,300        20,300           0
Rick Smith(1)                           10,500        10,500           0
Cynthia Keefover(1)                     40,000        40,000           0
Paul Fiorini(1)                         68,110        68,110           0
Coffin-KCSA(1)                         100,000       100,000           0

TOTALS:                              2,807,100     2,807,100           0

(1) The securities being offered by such securityholder includes Options to purchase shares of Common Stock and the shares of Common Stock underlying such Options.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS

      The Company was incorporated in Delaware in 1961, under the name Ultra Dynamics Corporation, and was originally engaged in the water purification business.

      In November 1968, the Company organized Puroflow Corporation to acquire all of the assets and liabilities of a business established in 1961, under the name Aerospace Components Corporation, and was primarily engaged in the manufacture of high performance filters for the aerospace industry. In 1980, the Company acquired Decca Valves Corporation, a corporation engaged in the manufacture of fluid control valves. The Company changed its name to Puroflow Incorporated in 1983. The Company acts as the holding company, directly or indirectly, for Puroflow Corporation.

      In fiscal 1989, the Company began designing, testing and producing filters for automotive airbag systems, primarily as an outgrowth of its expertise in aerospace filtration. During September 1992, the Company disposed of its Chemical Process Industry ("CPI") division, including CPI assets it had acquired from Michigan Dynamics Inc. ("MDI") in June 1992. During November 1994, the Company settled litigation with Glasco Ultraviolet Systems, Inc. and disposed of the operating assets of Ultra Dynamics Corporation, its ultraviolet water products subsidiary. During June 1995, the Company disposed of the inventory and intangible assets of Decca Valve Corporation and shut down its MDI subsidiary. The Company still markets certain filters under the MDI brand name. The disposal of these assets have been accounted for as a discontinued operation.

      The Company's principal products consist of automotive airbag filters and high performance filters. Net sales for each of these products lines for the fiscal years ended January 31, 1995, 1996 and 1997 are as follows:

                                                Year Ended January 31,
                                                ----------------------
                                                   (in thousands)
                                            1995         1996      1997
                                          --------     --------  --------

Net Sales:
 Airbag Filters                           $ 6,361      $ 4,175    $ 3,639
 High Performance                           2,684        4,641      4,819
                                          -------      -------    -------

    TOTAL                                 $ 9,045      $ 8,816    $ 8,458
                                          =======      =======    =======

RESULTS OF OPERATIONS

      The following table reflects the percentage relationship to net sales of certain items included in the Company's statement of operations for each of the three years in the period ended January 31, 1997.


                                                  Year Ended January 31,
                                             --------------------------------
                                                      (in thousands)
                                               1995         1996         1997
                                             -------      -------       ------
Net Sales:                                    100.0%       100.0%       100.0%

Cost and expenses:
  Cost of goods sold                           84.6         67.5         69.6
  Selling, general and administrative          18.0         16.4         17.1
  Other (income) expense                       (0.2)                      (.1)
  Non-recurring expenses                                     2.9          4.7
  Interest expense                              3.4          3.2           .8
  Income (loss) from continuing              -------      -------       ------
    operations be income taxes                 (5.8)        10.0          7.9
  Provision for income taxes                    (.1)         (.1)         (.1)
  Income (loss) from discontinued
    operations                                 20.3          0.3           -
                                             -------      -------       ------
  Net income (loss)                           (26.2)%       10.2%         7.8%
                                             =======      =======       ======


COMPARISON OF THE FISCAL YEARS ENDED JANUARY 31, 1997 AND 1996

      Net sales in fiscal 1997 decreased 4.1%, compared to fiscal 1996, due primarily to a decrease in sales of airbag filters from $4,175,000 to $3,639,000 resulting from a continuance of customer supplied raw materials and price adjustments. Sales of high performance filters increased in the current fiscal year to $4,819,000 from $4,641,000, due primarily to continued concentration on expanding the PMA program. The Company has obtained FAA approval for 40 part numbers and there are 11 applications pending for parts qualification as of January 31, 1997. The year-to-year decrease in sales was also due to a minimum marketing effort by management during the receivership period which ended
August 22, 1996.

      Gross profit as a percentage of net sales was 30.4% for fiscal 1997, compared to 32.5% in fiscal 1996. The reduction in gross profit was due to the increase in material costs and price adjustments for airbag business.

      For the fiscal year ended 1997 and 1996, selling, general and administrative expenses were $1,446,000 and $1,443,000, respectively, due to continued cost control of overhead despite payroll adjustment for annual salaries for employees and year end bonuses for key personnel.

      Interest expense decreased by $207,000 in fiscal 1997 due to elimination of bank debt in the middle of fiscal 1997.

      Non recurring expenses of $394,000 and $253,000 in fiscal 1997 and 1996, respectively, were a direct result of the Receivership which was terminated on August 22, 1996.

A provision for income taxes of $5,600 for minimum franchise taxes to the State of California was recorded. No additional provision is necessary due to the Company's federal net operating loss carryforwards of approximately $2,728,000 for federal income tax purposes and $1,852,000 for California state income tax purposes at January 31, 1997. Such operating loss carryforwards expire from 2008 to 2011.

LIQUIDITY AND CAPITAL RESOURCES

The Company has historically financed its operations from the placement of bank financing, sale of Common Stock and, in profitable years, income from operations. In fiscal 1997, cash provided by operating activities was $339,000, consisting of $663,000 from net income, non-cash operating income and expenses of $209,000 and an increase in inventories, prepaid expenses, and a reduction in accounts payable and accrued expenses offset by a reduction in accounts receivable.

The Company's working capital was $2,518,000 and $(13,000) as of January 31, 1997 and 1996 respectively. An improvement in the current ratio to 5.2 at January 31, 1997 from 1.0 at January 31, 1996 provided for a change in the Company's ability to pay its obligations.

Cash used in investing activities was used to purchase plant equipment of $253,000, offset by collection on notes receivable of $63,000.

On March 26, 1996, the Company entered into an agreement with Toluca Pacific Securities Corporation ("TPSC") to raise equity through a private placement offering. On July 24, 1996, such offering was completed. The Company sold 2,530,000 shares of Common Stock and received $1,742,900 of net proceeds, including $1,300 of interest. The purchase price of the Common Stock was $.80 per share. From the gross proceeds, TPSC received a fee of $202,400. TPSC (or its designees) also received 24-month options to purchase 177,100 common shares, at a price of $.80 per share. Proceeds received by the Company were used to retire bank debt and other pre-Receiver debt. Pursuant to the terms of a Registration Rights Agreement, the Company is obligated to register the Securities under the Securities Act.

On August 13, 1996, all bank debt owed by the Company was repaid. On August 22, 1996, the Receivership Estate was terminated by order of the Superior Court of the State of California and control of the Company was returned to the Board of Directors and management.

Additionally, the Company entered into a new banking relationship. The Company obtained a $750,000 revolving credit line. This credit line bears interest at the rate of prime plus 1.5% per annum, and is secured primarily by the Company's accounts receivable and inventories. The Company also obtained a $300,000, non-revolving equipment acquisition credit line, which bears interest at the rate of prime plus 1.75% per annum, and is secured by all of the Company's assets. Both of these loans are cross-collateralized. The terms of these loan agreements contain certain restrictive covenants, including maintenance of (i) aggregate net worth (plus subordinated debt, less any intangible assets and less any amount due from shareholders, officers and affiliates of the Company) of not less than $3,250,000, (ii) a ratio of current and non-current liabilities (less subordinated debt) to net worth of not more than 0.50 to 1.00, (iii) working capital of not less than $2,000,000, and (iv) debt service coverage ratio of not less than 1.75 to 1.00. The Company is currently in compliance with the foregoing covenants.

COMPARISON OF THE FISCAL YEARS ENDED JANUARY 31, 1996 AND 1995

      Net sales in fiscal 1996 decreased 2.5% compared to fiscal 1995. This is due primarily to a decrease in sales of airbag filters from $6,361,000 to $4,175,000 due to a change in customer supplied raw material in the current year compared to prior year practice of the Company supplying the raw material. Sales of high performance filters, including the Parts Manufacturing Authority program ("PMA") administered by the FAA, increased in the current year to $4,641,000 compared to $2,684,000 in the prior year.

      The Company supplied the airbag filters on an exclusive basis to two customers, who in turn sell airbags to various automobile manufacturers (including Honda, General Motors, Mazda, Mitsubishi, Chrysler, Fiat, Ford of Australia and Jaguar). Several other major inflator manufacturers indicated an interest in the Company's R&D program for developing passenger and side impact non-azide programs. The increased sales of high performance filters is due primarily to the developing market for parts manufactured under PMA and the signing of exclusive distributorship agreements. Under PMA, the Company submits an application to the FAA which contains a proposal by the Company to manufacture a specified part, the fabrication of which is subject to regulation by the FAA. Following manufacture, the part is distributed by a distributor with whom the Company has entered into an exclusive distribution agreement. The Company is not authorized to manufacture the part until it has obtained PMA certification. As noted above, parts manufactured by the Company under PMA represent an increasing proportion of the Company's business and the Company anticipates that this trend will continue.

      The variation in the gross margins of 32.5% in fiscal 1996, compared to 15.4% in fiscal 1995, is a result of a combination of factors. The Company consolidated its manufacturing facilities in September 1995 with reduced rental and manufacturing costs; increased prices in the PMA program line, and increased margins in high-performance filters with cost controls and manufacturing efficiencies. The gross margins in fiscal 1995 were affected by high manufacturing and other costs incurred during the program start-up phase of the PMA products due to the learning curve and the time lag in securing qualification of the PMA products. Because the Company has gained experience with the application process associated with PMA, it is more familiar with the requirements of PMA and, as such, is able to anticipate the documentation and other information which is required to be submitted to the FAA in order to obtain FAA approval. As a result, the Company is more efficient in handling the processing of PMA submissions and consequently expends less time and expense in the PMA approval process.

      Selling, general and administrative expenses were $1,443,000 and 1,630,000 for fiscal 1996 and 1995 respectively, a decrease of 11.5%, due primarily to overhead cost controls, the move to the new facility, and head-count reduction from 102 employees to 72 employees.

      Interest expense decreased to $279,000 in fiscal 1996 from $305,000 in fiscal 1995 due to the reduction of the principal balance outstanding. This occurred despite an increase in the interest rate to 12% by the lending institution.

LIQUIDITY AND CAPITAL RESOURCES

      The Company has historically financed its operations from the placement of bank financing, sale of Common Stock and, in profitable years, operating cash flows. In fiscal 1996, cash provided by operating activities was $1,312,000, consisting of $898,000 from income, non-cash operating expenses of $660,000, and a reduction in inventories and prepaid expense and other assets, offset by an increase in accounts receivable, and reduction of accounts payable and accrued expense.

      Cash provided by investing activities was primarily from proceeds from sale of property and equipment. Cash provided by operations and investing activities was used to reduce bank debt by $1,669,000.

      The Company's debt at January 31, 1996 was $1,764,000, consisting of line of credit and notes payable to the bank of $1,080,000 and notes payable to vendors of $684,000 representing a reduction in debt of $1,669,000 from January 31, 1995.

      In addition, the Company had a revolving line of credit with its bank, under which it could borrow up to the lesser of $1,200,000 or 65% of eligible accounts receivable. Outstanding balances accrued interest at the bank's prime rate plus 3.5% (12% at January 31, 1996). This line was secured by the Company's accounts receivable, inventories and a first priority interest in all unencumbered assets. The Company had an outstanding balance of $236,000 under this agreement at January 31, 1996.

      The terms of the credit agreements contained certain restrictive covenants including maintenance of minimum working capital, net worth and ratios of current assets to current liabilities and debt to net worth. The Company was in default on various loan covenants. As a result, on May 1, 1995, the Company entered into a stipulation for the immediate appointment of a Receiver. The appointment was based upon the default of the Company on its obligations under these agreements with the Bank. The Receiver then assumed jurisdiction over all of the Company's assets and operated the Company with the assistance of existing management until August 22, 1996 when the Receivership was terminated by order of the Superior Court of California and control of the Company was returned to the Board of Directors and management.

      The Company has obtained a new $750,000 revolving bank credit line and a $300,000 non-revolving equipment acquisition credit line.

COMPARISON OF THE THREE MONTHS ENDED APRIL 30, 1997 AND 1996

Liquidity and Capital Resources

     At April 30, 1997, the Company had cash available of $180,008, compared to $164,415 on January 31, 1997, was free of bank debt and it had a current ratio of 5.00 to 1 at April 30, 1997, compared to 5.16 to 1 on January 31, 1997.

Operating Activities

     Operations provided $97,533 of cash flow in the three months ended
April 30, 1997 versus $334,357 in the three months ended April 30, 1996. The lower cash flow from operations results from the increase in accounts receivable reflecting higher sales in the current quarter than the previous year's quarter.

Investing Activities

     The Company invested $93,905 in new capital equipment in the current quarter predominantly for equipment for a new type of airbag filter.

Financing Activities

     The Company has an unused revolving credit line of $750,000 which bears interest at the rate of prime plus 1.5% per annum, secured by the Company's accounts receivable and inventory. The Company also has a non-revolving equipment acquisition loan of $300,000 which bears interest at prime rate plus 1.75% per annum. The Company is in compliance with all covenants under its loan agreement with the Bank.

Results of Operations for Quarter Ended April 30, 1997

     Revenues

     Sales were $2,349,632 in 1997, compared to $2,166,708 in 1996, representing an increase of $182,924 or 8.7%, due primarily to increased shipments of high performance filters.

     Gross Profit

     Gross profit as a percentage of sales was 26% in April 1997, compared to 33% in April 1996, representing a decrease of 7% due to increased cost of materials and labor in producing airbag filters and charges of increased R & D on a new type of airbag filters.

     Operating Income

     Operating income was $199,847 in April 1997 compared to $320,787 in April 1996, a decrease of $120,727 due to the lower margins on airbag filters and the impact of the cost of new product development.

     Interest Charges

     Interest on bank loans was $36,102 in 1996 and completely eliminated in 1997.

     Income Taxes

     A tax benefit of $51,000 was recognized as a result of income tax loss carryforwards.


EFFECTS OF INFLATION ON BUSINESS

      Management believes that inflation has not had a material effect on the Company's operations.

                                  BUSINESS

      The Company designs and manufactures specialized filtration devices. The Company's specialty high performance filtration products are designed and manufactured to meet specific customer needs. The Company's products are used in automobile airbag inflators, aerospace, petrochemical and a wide range of commercial and industrial applications. The Company believes its products are state-of-the-art in filtration technology, and the Company believes each such product achieves effectiveness of performance through a careful selection of materials ranging from all welded titanium construction to epoxy assembled paper elements.

      The Company produces filters which are an integral part of conventional pyrotechnic automotive airbag inflators. The primary functions of the airbag filter is to control the expansion of the hot gas into the inflating bag, to prevent hot particles of combustion from entering the expanding bag, and to cool the hot expanding gas. The Company's filters are comprised of a blend of woven wire meshes and random fiber materials.

      An entire pyrotechnic airbag system includes the bag, the inflator (initiator, filter and gas generant), the module for the steering wheel or dashboard, the sensors, and the diagnostics. When the crash sensors (located in the front of the vehicle) detect a rapid deceleration equivalent to hitting a stationary object at a predetermined speed, an electrical impulse is transmitted to the initiator. The initiator triggers a chemical reaction of the airbag's gas generant, which inflates the bag, forcing open the module's cover (located either in the center of the steering wheel or in the dashboard on the passenger-side). The inflation sequence is designed to take place in less than one-tenth of a second without interfering with control of the car. After inflation, the airbag automatically deflates in less than one second.

      The Company also designs, manufactures and operates high precision machines for its own use to fabricate airbag filters. Because such machines require minimal time for tooling changes between production runs of different filter types, the Company believes that these methods result in greater flexibility and lower unit costs without compromising the high reliability which the Company believes is essential for automotive airbag filters.

      The Company designs, develops and produces new filters in response to requests for proposals made by various airbag inflator manufacturers, both domestic and foreign. The Company intends to continue to enhance its technology and product development in order to meet the changing needs of airbag manufacturers and their customers. The Company is developing filters for the next generation azide and non-azide passenger and side impact airbag applications. No assurance can be given when, if ever, such products will be available for commercial sale, or whether such products will be successful.

      The Company also designs and manufactures precision filtration products for critical applications. Specializing in highly reliable, all metallic filters of standard and custom design, the Company's products range from filters in hydraulic, fuel and pneumatic systems, and large cryogenic and petrochemical filters. The Company also designs and manufactures surface tension devices for propellant management in missiles and satellites using porous metal, high-performance filter media and specialized gas tungsten arc welding processes.

      The Company supplies filters for United States space applications, including the Space Shuttle program, various commercial and military satellites, launch vehicles and boosters, and ground support equipment. The Company, through its "Michigan Dynamics" brand supplies lightweight airframe fuel filters for helicopters and sells these products to the United States Army, Bell Helicopter and several offshore helicopter manufacturers. The Company is also exploring new applications with McDonnell Douglas Helicopter and Sikorsky Helicopter. The Company's discussions, however, are preliminary discussions only, and no assurance can be given, when, if ever, any agreement can be reached with any of such parties, or if reached that any ensuring agreement would be on terms favorable to the Company.

      The Company also supplies aftermarket filtration products used in jet aircraft and turboshaft powered aircraft and helicopters. Utilizing reverse engineering techniques, the Company produces "generic plain wrap" filters for use in the aftermarket. The Company has, and tries to obtain, exclusive agreements with its distributors for its commercial aerospace products for assigned PMA Applications. See "--Marketing".

      The Company was incorporated in Delaware in 1961 and has its principal offices located at 16559 Saticoy Street, Van Nuys, California 91406. The Company's telephone number is (818) 756-1388.

RECENT TERMINATION OF RECEIVERSHIP RESULTING FROM DEFAULT IN CREDIT AGREEMENT

      The terms of the Credit Agreement with the Bank included certain restrictive covenants including maintenance of minimum working capital, net worth and ratios of current assets to current liabilities and debt to net worth. As a result of the Company's default of certain such covenants, the Bank filed a lawsuit against the Company in 1995 in the Superior Court of California. As a result of such lawsuit, on May 1, 1995, the Superior Court of California appointed and the Company entered into a stipulation for the immediate appointment of the Receiver. The Receiver then assumed jurisdiction over all of the Company's assets and operated the Company with the assistance of existing management until August 22, 1996 when the Receivership Estate was terminated by order of the Superior Court and control of the Company was returned to the Board of Directors and management.

RAW MATERIALS AND SUPPLIES

      The principal raw materials utilized by the Company in connection with its filter operations include stainless steel and other man-made or natural products, which are standard items available from a number of sources. Additionally, the Company subcontracts out a significant portion of the fabricated or machine parts required to produce components used in the Company's products, which it designs and assembles. The Company believes that these services are rapidly available from a wide variety of sources. The Company engineers, manufactures and assembles its products at its facility in Van Nuys, California. This facility does not handle or store hazardous substances and thus does not incur significant costs relating to compliance with applicable environmental laws.

PATENTS AND TRADEMARKS

      Although management believes that patents and trademarks associated with the Company's various product lines are of value to the Company, it does not consider any of them to be essential to its business.

MAJOR CUSTOMERS

      Sales to the three customers identified below represented approximately 53% of net sales during fiscal year 1997 and 60% of net sales during fiscal year 1996. For fiscal year 1997 and fiscal year 1996, sales to Breed Automotive Technologies, Inc. were $2,200,127 and $2,047,315; sales to Inflation Systems, Inc. were $1,438,355 and $2,213,823; and sales to Norcross Air, Inc. were $818,372 and $1,037,135; respectively. These customers purchased airbag filters and filters for commercial and aerospace applications. The loss of any of' these customers would have a material adverse effect on the automotive airbag filter or the high performance filter segments of the Company's business.

BACKLOG

      As of February 28, 1997 and February 29, 1996, the Company had a firm order backlog of approximately $5,900,000 and $5,165,000, respectively. The backlog figures include firm purchase orders and, with respect to airbag filters, six-month planning requirements prepared by the Company's customers. As is generally the case in the automotive industry, the Company's airbag filter customers provide the Company, on a monthly basis, with firm commitment purchase orders for the upcoming three months and their best estimate for planning purposes of their requirements for the following six-month period. These rolling nine-month statements of firm commitment purchase orders and planning requirements are revised and updated each month.

      The Company's customer purchase orders may be revised or canceled by the customer, subject to reimbursement of certain costs in the case of cancellation of scheduled shipments or other commitments. The Company's contracts (direct or indirect) with respect to United States government agencies, are subject to unilateral termination at the convenience of the government, subject only to the reimbursement of certain costs plus a termination fee.

MARKETING

      The Company markets its airbag filters directly to airbag manufacturers through its executive offices. The Company markets its commercial aerospace products through exclusive distributorships on assigned PMA applications. Typically, the terms of these distribution agreements provide that the distributor will act as the exclusive distributor for specific parts manufactured by the Company for a period between 3 to 5 years with minimum monthly requirements for number and dollar amount of units purchased. The purchase price of the parts is subject to mutual agreement of the parties and may be adjusted to take into account inflation, market changes, changes in costs of production and sales, and other factors. Such agreements may be terminated by the Company if the distributor does not comply with these purchase requirements or by either party if the other party is rendered insolvent. The Company markets its high performance filters through manufacturers representatives and, to a lesser extent, the Company's own sales force.

GOVERNMENT CONTRACTS

      The Company has a number of direct contracts with the United States government, and substantial sales of high performance filters are made to companies that are prime contractors of the United States government. Sales to the United States government accounted for approximately 7% of net sales for fiscal 1997, 1996 and 1995. While separate figures are not maintained, the Company believes that when added to sales to the United States government's prime contractors, government sales accounted for approximately 29% of the Company's net sales for fiscal 1997 and 1996 and 16% of the Company's net sales for fiscal 1995.

COMPETITIVE CONDITIONS

      The business of manufacturing automotive airbag filters and high performance filters is highly competitive and, with respect to high performance filters, the industry is highly fragmented. The Company believes there are currently three principal manufacturers of airbag filters in the United States:
Morton International, Inc. ("MII"), which manufactures the filter component of its own airbag system; National-Standard Company and the Company. Both MII and TRW have greater financial capabilities and personnel than the Company. Additional companies are attempting to enter the automotive airbag filter market; however, there are substantial monetary, time, costs and quality issues associated with product qualification, as well as development and start-up. No assurance can be given that the Company will be able to compete in its industry or that any airbag manufacturer which purchases the Company's products will not choose to produce airbag filters internally in the future or to use a different supplier.

      The Company believes that the primary competitive factors in its business are performance and price in the case of high performance filters, and airbag filters, which are now subject to commodity pricing. While the Company believes its prices are competitive, it does not position itself as the lowest price supplier in all of its markets. The Company relies on the quality of its products and customer service in order to compete with companies which in many cases have substantially greater resources.

PRODUCT WARRANTIES

      In all product lines, the Company provides standard commercial warranties, consistent with its products and industry and typically with a duration of twelve months. Although claims under product warranties have been minimal during the past five years, no assurance can be given such claims will not increase in the future.

RESEARCH AND DEVELOPMENT

     In fiscal 1997, 1996 and 1995, the Company incurred research and development expenditures of approximately $6,500, $28,000 and $381,000, respectively. Research and development expenditures were significantly curtailed during fiscal 1996 and 1997 while the Company was in receivership. The Company charges research and development expenditures to operations as a production expense as such expenditures occur. The Company intends to expand research and development activities in its core businesses, including passenger side, advanced driver-side and side impact airbag filters and Parts Manufacturing Authority for the commercial aerospace products group.


REGULATION

      Demand for the Company's airbag filters was initially affected by federal regulations requiring installation of airbags in passenger cars, light trucks, and vans. Consumer demand is now the leading force in the growth of this product segment. Demand for the Company's commercial aerospace products is affected by the FAA Regulations for National and International Operations. While the Company believes that the trends in automotive safety is toward increased regulation and are beneficial to the Company, a decline in enforcement or compliance expenditures, a change in the regulations, or an emerging technology that would deem airbags as obsolete, could have a significant adverse effect on the demand for the products offered by the Company.

      United States government contracts and related customer orders subject the Company to various laws and regulations governing United States government contractors and subcontractors, generally which are more restrictive than for non-government contractors. This includes subjecting the Company to examinations by government auditors, and investigators, from time to time, to insure compliance and review costs. Violations may result in costs disallowed, and substantial civil or criminal liabilities (including, in severe cases, denial of future contracts). The United States government may limit the competitive bidding of any contract under a small business or minority set-aside, in which bidding is limited to companies meeting the criteria for a small business or minority business, respectively. The Company is currently qualified for small business, but not minority ownership, set-asides. To the extent bidding may be so limited, the Company has an opportunity to benefit from the reduced number of qualified bidders. No assurance can be given, however, that in the future the government will not expand the number of persons eligible to bid for such business or choose to open such bidding to a larger array of persons, which could have a material adverse effect upon the Company.

      The Company's products produced under PMA are subject to substantial oversight by the FAA, including review and approval by the FAA of proposals by the Company to produce aircraft parts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Comparison of the Fiscal Years Ended January 31, 1996 and 1995."

EMPLOYEES

      At May 6, 1997, the Company had 77 full-time employees, including 3 employed in sales and marketing, 14 employed in engineering and quality control, and 50 employed in production. The remaining employees are administrative and support staff. No employees are represented by a collective bargaining unit. Management considers its relationship with its employees to be good.

INSURANCE

      The Company maintains general liability, automobile, product liability, workers' compensation, and employer's liability insurance coverage. The Company is engaged in various businesses which could expose it to claims for injury, resulting from the failure of products sold by it. During the last decade, the Company has had only one claim for injury filed as a result of an Ultra Dynamics product installation, wherein the distributor failed to service the installation, and the Company was joined in the action. The Company has product liability insurance, covering in such amounts and against such risk as management believes advisable, in light of the Company's business and the terms and cost of such insurance. There is no assurance that claims will not arise in the future in excess of such insurance or that the Company will maintain the same level of insurance coverage.

PROPERTIES

      The following table sets forth information as to the location and general character of the facility of the Company:

                                                 Approximate       Lease Exp.
Location               Principal Use                Sq.Ft.            Date
---------              -------------             -----------       ----------
16559 Saticoy Street   Headquarters and             50,000      August 30, 2000
Van Nuys, CA 91406     manufacturing facilities
                       for airbag components,
                       government and aerospace
                       filtration

The Company's current sub-lease from Kaiser Aerospace & Electronics Corporation includes the use of gas, electric, water, telephone service, real estate taxes and parking at an annual rental of $291,000. The Company has an option to extend the lease for 29 months until December 31, 2002, at an annual rental of $312,000, inclusive of the above services. The Company believes its facilities are adequate for its current needs and that suitable additional or substitute space will be available as needed.


                              LEGAL PROCEEDINGS



      Reliable Metallurgical Processes Inc. ("Reliable") commenced an action against the Company and Michigan Dynamics Inc., a former wholly owned subsidiary of the Company, in September 1995, in Los Angeles County Superior Court for breach of contract, open account, and anticipatory breach. The contract related to the performance by Reliable of heat-treatment services which the Company believes Reliable did not perform adequately. The plaintiff is seeking damages in the principal sum of $133,821.37, interest at the rate of 18 percent per annum from net thirty days after delivery of the goods and attorneys' fees and cost of litigation.


      Jerome Pearlman d.b.a. J&F Enterprises, a former director of the Company, commenced an action in the Los Angeles County Superior Court in December 1995 for breach of an alleged promissory note for money borrowed. The plaintiff claims that the Company has not repaid amounts due under the alleged note which the Company disputes. The complaint seeks approximately $73,000 in damages.

      J&F Management Inc., controlled by Jerome Pearlman, a former director of the Company, commenced an action in Municipal Court of Santa Monica Judicial District in December 1995 against the Company, and the Receiver for possession and conversion of personal property. The complaint alleges the Company is wrongfully in possession of a computer owned by the plaintiff under an alleged capital lease, which claim the Company disputes. The complaint seeks damages not to exceed $25,000.

      Memtec America Corporation obtained a confession of judgment from the Circuit Court for Baltimore County, Maryland, on December 19, 1995, against the Company for approximately $220,000, based upon the execution of a promissory note by a former chief executive officer of the Company, which note was executed in exchange for goods and services delivered by the plaintiff. The Company disputes that any amounts are due under the note as a result of the Company's right of set-off. The judgment was obtained without due notice to the Company. The Receiver retained counsel in Baltimore, Maryland, for the purpose of setting aside the confession of judgment and to assert a number of counter-claims against Memtec America Corporation. The confession of judgment was vacated by order of the Circuit Court for Baltimore County on June 24, 1996. The Company filed an amended counterclaim and third party complaint on August 12, 1996 against Memtec America Corporation and four former employees of the Company now employed by Memtec America Corporation.

      At January 31, 1997, an accrual in the amount of approximately $242,000 has been recorded in anticipation of judgments which may result against the Company as a result of the foregoing. Although the Company cannot determine the potential liability which may result from the foregoing, it believes it will prevail in its defenses, and does not expect that such litigation will have a material adverse effect on its financial position or results of operation. See "Financial Statements - Note 7".

      The Company is not a party, nor are its properties subject to, any material pending legal proceedings other than ordinary routine litigation incidental to the Company's business and the matters described above.


                                 MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

The directors (each of whom is elected on an annual basis), executive officers and key employees of the Company are as follows:


NAME                        AGE           POSITION(S)
----                        ---           ------------
Michael H. Figoff           53            Chief Executive Officer, President,
                                          Director, Principal Financial Officer
                                          and Principal Accounting Officer


Sandy Yoshisato             33            Corporate Secretary and Director of
                                          Human Resources

Reuben M. Siwek             77            Chairman of the Board of Directors

Robert A. Smith             57            Vice Chairman of the Board of
                                          Directors

Dr. Tracy K. Pugmire        66            Director

Leo S. Unger                79            Director

      Michael H. Figoff is the President and Chief Executive Officer of the Company. Mr. Figoff joined the Company in November 1988 as the Director of Marketing, leaving his position as Director of Marketing for a division of Ferranti International. In 1993, Mr. Figoff was elected a director and appointed Executive Vice President of the Company. Mr. Figoff was appointed President of the Company in February 1995 and in May 1995 was appointed President and Chief Executive Officer. Mr. Figoff became a director in January 1993. Mr. Figoff has more than 30 years of experience in the marketing and manufacture of aerospace and defense related products. Mr. Figoff holds a B.S. Degree in Business Administration with a minor in marketing.

      Sandy Yoshisato joined the Company as its Corporate Secretary on July 1991. Ms. Yoshisato was promoted to Director of Human Resources of the Company on May 15, 1995.

      Reuben M. Siwek, Esq. was elected to the Board of Directors in March 1982. Mr. Siwek is a practicing attorney in the State of New York for more than 46 years. Mr. Siwek received his Bachelor Degree in Business Administration from St. Johns University in January 1943 and his Juris Doctor from St. Johns University in November 1949. He holds a C.P.A. Certificate from the State of New York issued in November 1943.

      Robert A. Smith was elected to the Board of Directors in July 1994. Mr. Smith received his B.S. Degree in Mechanical Engineering from Polytechnic Institute of Brooklyn and a Masters in Business Administration from UCLA. His continuing education included Harvard's Advanced Management Program and UCLA's Executive Program. He is currently President of Haskel International Inc.'s Industrial Products Group. Prior positions included President of Engineered Filtration Company from October 1992 to January 1994, President of Puroflow Corporation from February 1991 to October 1992, and President of RTS Systems Incorporated from May 1988 to February 1991 when the Company was acquired by Telex Communications Inc. Mr. Smith served as President of Purolator Technologies Inc. from 1980 to 1988, and served HR Textron Inc. from 1964 to 1980 where he was General Manager of the Filter Division. He started his career with Pall Corporation in 1960 as a design and applications engineer and was there until 1964. Mr. Smith is a Certified Professional Manager with extensive engineering, marketing and general management experience in the filter industry.

      Dr. Tracy Kent Pugmire, Ph.D. in Chemistry, was elected to the Board of Directors in April 1991. Dr. Pugmire was formerly employed by ARDE Inc., from 1985 through April 1991 as an Executive Vice President and Program Manager for the development of auxiliary and emergency gas supply systems for Space Station Freedom. Dr. Pugmire was employed as a Program Manager by Technion Inc. from 1981 to 1985, and prior thereto spent thirteen years with AVCO Company, an aerospace company, with responsibility in all areas of propulsion engines and system development, vehicle integration and flight operation. Dr. Pugmire's formal education was in the fields of Engineering Physics and Physical Chemistry.

      Leo S. Unger was elected to the Board of Directors in March 1995. Mr. Unger received his BA Degree in Math and Chemistry in 1940 from Drake University in Iowa. Mr. Unger served with distinction in the United States Marine Corps from 1940 to 1958, retiring with the rank of Lt. Colonel. Mr. Unger established his executive and marketing abilities in 1953 as a Manufacturers Representative when he created Leo Unger & Associates and various wholly owned subsidiaries engaged in the importation of fishing tackle and small screw machine parts for distribution through wholesale distributors in the United States. He served as President from 1953 through 1985 when he retired. Mr. Unger brings his executive organized marketing skills to the Board and its management team.

DIRECTORS' COMPENSATION

      The Company's directors do not currently receive any cash compensation for service on the Board of Directors or any committee thereof, but directors may be reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings.

LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY AND INDEMNIFICATION

      Pursuant to Section 145 of the Delaware General Corporation Law, the Company's Certificate of Incorporation, as amended, provides that the Company shall, to the fullest extent permitted by law, indemnify all directors, officers, incorporators, employees and agents of the Company against liability for certain of their acts. The Company's Certificate of Incorporation also provides that, with certain exceptions, no director of the Company will be liable to the Company for monetary damages as a result of certain breaches of fiduciary duties as a director. Exceptions to this include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, improper declaration of dividends and transactions from which the director derived an improper personal benefit.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to any arrangement, provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by the director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXECUTIVE COMPENSATION

      The table below presents the compensation of the Company's chief executive officer and former chief executive officer (each, a "Named Executive Officer") for services rendered to the Company in all capacities for the periods shown. No other executive officer of the Company earned in excess of $100,000 during this period.

                                               Annual Compensation
                                    -------------------------------------------
                                    FISCAL                     ALL OTHER ANNUAL
NAME AND PRINCIPAL POSITION          YEAR   SALARY   OPTIONS     COMPENSATION
---------------------------          ----   ------   -------     ------------

Michael H. Figoff                    1997   $150,000    -0-      $ 16,748
Chief Executive Officer and          1996    105,213  100,000      16,748
President                            1995    105,213   55,000      16,748

Joseph B. Jasso                      1997     -0-        -0-          -0-
Former Chief Executive Officer       1996     -0-        -0-          -0-
and President                        1995     96,596     -0-       17,420

TOTAL 1997                                  $150,000     -0-     $ 16,748(1)

(1)  Includes auto allowance, life insurance and disability premiums.


                           PRINCIPAL STOCKHOLDERS

      The following table sets forth information as to the number of shares of Common Stock beneficially owned as of the date of this Prospectus by (i) each beneficial owner of more than five percent of the Company's outstanding Common Stock, (ii) each current Named Executive Officer and director and (iii) all current executive officers and directors of the Company as a group. All shares are owned both of record and beneficially unless otherwise indicated.

Name and Address of            Number And Percentage of Shares of Common Stock
Beneficial Owner(1)                    Beneficially Owned(2)
-------------------
                                         Shares Owned         Percentage Owned
                                         ------------         ----------------
Michael H. Figoff                         157,000(3)                2.1%
Sandy Yoshisato                            10,000(3)                  *
Reuben M. Siwek                           143,750(3)                1.9%
Robert A. Smith                            34,000(3)                  *
Dr. Tracy K. Pugmire                       43,555(3)                  *
Leo S. Unger                              126,000(3)                1.7%
Virginia Retirement System                625,000                   8.5%
George Solymar                            450,650                   6.0%
All Directors and Executive
  Officers as a Group (6 persons)         514,305                   6.9%

____________________
*     Less than 1%

(1) The address of each officer and director is c/o Puroflow Incorporated, 16559 Saticoy Street, Van Nuys, California 91406.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common stock shown as beneficially owned by them.

(3) Includes as to Mr. Figoff, Ms. Yoshisato, Messrs. Siwek, Smith, Pugmire and Unger options exercisable within 60 days to purchase 155,000, 10,000, 50,000, 30,000, 30,000, and 15,000 shares, respectively.


                         PRICE RANGE OF COMMON STOCK

      The Common Stock of the Company is traded on the Bulletin Board System under the symbol "PURO."

      The following table sets forth the high and low bid quotations for the Common Stock for the periods indicated as reported by the NASDAQ System and the Bulletin Board System, as applicable. These quotations represent inter-dealer prices and do not include retail markups, markdowns or commissions, and may not necessarily represent actual transactions.

                                                      High         Low
                                                      ----         ---
   Fiscal Year Ended January 31, 1995
      1st Quarter..............................        1 1/2           1
      2nd Quarter..............................       1 5/16      1 1/16
      3rd Quarter..............................       1 5/16       13/16
      4th Quarter..............................       1 3/16       23/32

   Fiscal Year Ended January 31, 1996
      1st Quarter..............................        23/32      21/32
      2nd Quarter (1)..........................        11/32       8/32
      3rd Quarter (1)..........................          N/A        N/A
      4th Quarter .............................        1 3/8        5/8

   Fiscal Year Ended January 31, 1997
      1st Quarter..............................        1 3/8      1 3/8
      2nd Quarter..............................        1 5/8      1 3/8
      3rd Quarter..............................        1 1/4      1 1/4
      4th Quarter..............................            1      15/16

   Fiscal Year Ended January 31, 1998
      1st Quarter..............................          3/4        5/8


(1) The Common Stock of the Company was delisted by NASDAQ on June 9, 1995, as a result of the Company not meeting the minimum capital requirement. Trading in the Common Stock resumed on November 17, 1995, with a listing on the Bulletin Board System.

      On June 24, 1997, the closing price for the Company's Common Stock on the Bulletin Board System was $0.81 per share. As of June 24, 1997, the Company had approximately 328 stockholders of record.


      As a result of its current financial condition and prior operating loss, the Company will not be in a position to pay cash dividends in the foreseeable future. See "Dividend Policy."

                        DESCRIPTION OF CAPITAL STOCK

GENERAL


      The Company's authorized capital stock consists of 12,000,000 shares of Common Stock, $.01 par value per share, and 500,000 shares of Preferred Stock. As of the date of this Prospectus, there were 7,108,821 shares of Common Stock issued and outstanding, held of record by approximately 328 stockholders. There are no shares of Preferred Stock issued and outstanding.


COMMON STOCK

      Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may, from time to time, determine. See "Dividend Policy." The Common Stock is not entitled to preemptive rights and is not subject to redemption. In the event of liquidation, dissolution or winding-up of the Company, the holders of the Common Stock shall be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its stockholders. All outstanding shares of Common stock are validly issued, fully paid and nonassessable.

OPTIONS

      Holders of the Options may initially exercise such Options at an exercise price of $0.80 per share (the "Exercise Price"). Except for certain exempted issuances or sales of its Common Stock, if the Company issues or sells any shares of its Common Stock for a consideration per share less than the Exercise Price, the Exercise Price shall be reduced to the price equal to the quotient derived by dividing (i) an amount equal to the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issuance or sale multiplied by the Exercise Price in effect immediately prior to such issuance or sale, plus (y) the aggregate of the amount of all consideration, if any, received by the Company upon such issuance or sale, by (ii) the number of shares of Common Stock outstanding immediately after such issuance or sale. The Options expire at or before 5:00 p.m., New York Time, July 18, 1998. The Options expire on July 18, 1998.


                         RELATED PARTY TRANSACTIONS

      Reuben M. Siwek, Chairman of the Board of the Company, renders legal services to the Company. The Company incurred expenses of approximately $62,033, $42,284 and $80,625 during fiscal years 1997, 1996 and 1995, respectively, for legal services rendered by Mr. Siwek.

      The Company incurred expenses of approximately $62,033, $68,155 and $150,000 during fiscal years 1997, 1996 and 1995, respectively for rental of the former principal manufacturing and corporate offices of the Company from a company owned by a former member of the Board of Directors. The Company has moved from such facilities and all payments relating to the rental of such offices have been terminated. The Receiver also terminated all payments under an alleged capital lease of computer equipment by a former director of the Company. As a result of the termination of the payments relating to such computer equipment, the Company is involved in a lawsuit brought by the former director seeking damages not to exceed $25,000. See "Legal Proceedings." There is currently no litigation with respect to the termination of rental payments relating to the Company's former premises. Upon termination of the Receivership, the Receiver no longer exercises any authority over the affairs of the Company (although the Receiver is representing the Company in the litigation with the Company's former director).


                            CHANGE IN ACCOUNTANTS

      In its report on Form 8-K/A dated November 22, 1995 and filed with the Commission, the Company reported that it changed its auditors from Deloitte & Touche LLP ("D&T") to Rose, Snyder & Jacobs, CPA's, Burbank, California for the fiscal year ended January 31, 1996. D&T audited the financial statements for the Company for the fiscal year ended January 31, 1995 (the "1995 Financial Statements") and issued a modified report as to uncertainty as a going concern. Upon informing D&T that it intended to file the Registration Statement of which this Prospectus forms a part, the Company was advised by D&T that D&T would not provide its consent to the filing of the 1995 Financial Statements. The Company believes D&T's refusal to provide such consent may be related to a prior fee dispute between D&T and the Company. D&T has not advised the Company, nor does the Company have any reason to believe, that D&T's refusal to consent to the filing of the 1995 Financial Statements is related in any manner to any disagreement with D&T as to accounting principles or practices, financial statement disclosure or auditing scope or procedure relating to the 1995 Financial Statements. In addition, the Company is not aware of any facts that would cause D&T to withdraw its report on the 1995 Financial Statements or, if reissued, to modify the report with respect to the opinion expressed or the scope of the audit.


                                LEGAL MATTERS

      The legality of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Sheppard, Mullin, Richter & Hampton LLP, Los Angeles, California.


                                   EXPERTS

      The consolidated financial statements of the Company as of January 31, 1997 and January 31, 1996 have been included herein and in the registration statement in reliance upon the report of Rose, Snyder & Jacobs, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS


CONSOLIDATED FINANCIAL STATEMENTS
OF THE COMPANY AS OF JANUARY 31, 1997
AND JANUARY 31, 1996......................................................F-2


INTERIM FINANCIAL INFORMATION OF THE
COMPANY AS FILED ON FORM 10-QSB FOR THE
QUARTER ENDED APRIL 30, 1997..............................................F-18

                        INDEPENDENT AUDITORS' REPORT
                        ----------------------------


To the Stockholders of
Puroflow Incorporated


We have audited the accompanying consolidated balance sheets of Puroflow Incorporated (a Delaware corporation), and subsidiaries at January 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Puroflow Incorporated and Subsidiaries at January 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants

Burbank, California

April 1, 1997

                   PUROFLOW INCORPORATED AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                          January 31, 1997 and 1996


                                                      1997            1996
                                                      ----            ----
ASSETS

CURRENT ASSETS:
   Cash, note 9                                   $   164,415
   Accounts receivable
     Net of allowance for doubtful
     accounts of $49,504
     (January 31, 1997) and $140,000
     (January 31, 1996), note 3                   $ 1,462,170      $ 1,548,495
   Inventories                                      1,398,561        1,239,467
   Current portion of note receivable, note 2          40,889           43,831
   Prepaid expenses and deposits                       57,595           33,700
                                                  -----------      -----------
   TOTAL CURRENT ASSETS                             3,123,630        2,865,493
                                                  -----------      -----------
PROPERTY AND EQUIPMENT - note 3
   Leasehold improvements                              11,660
   Machinery and equipment                          2,988,092        2,880,343
   Automobile                                           1,679
   Tooling and dies                                   262,480          253,921
   Construction in progress                           143,542           20,000
                                                  -----------      -----------
                                                    3,407,453        3,154,264
   Less accumulated depreciation
      and amortization                              2,452,888        2,134,836
                                                  -----------      -----------
   NET PROPERTY AND EQUIPMENT                         954,565        1,019,428
                                                  -----------      -----------

NOTE RECEIVABLE, note 2                                                 60,276

OTHER ASSETS                                           16,750           16,750
                                                  -----------      -----------
TOTAL ASSETS                                      $ 4,094,945      $ 3,961,947
                                                  ===========      ===========

                   PUROFLOW INCORPORATED AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                          January 31, 1997 and 1996


                                                      1997             1996
                                                      ----             ----
LIABILITIES AND STOCKHOLDERS EQUITY

   CURRENT LIABILITIES:
     Bank overdraft                                                $    59,363
     Line of credit, note 3                                            235,857
     Current portion of long-term debt,
       notes 4 & 7                                    207,087        1,763,681
     Accounts payable                                 212,397          582,393
     Accrued expenses                                 186,395          237,472
                                                  -----------      -----------
       TOTAL CURRENT LIABILITIES                      605,879        2,878,766
                                                  -----------      -----------
   LONG-TERM DEBT, note 4
                                                  -----------      -----------

   COMMITMENTS AND CONTINGENCIES, note 7

   STOCKHOLDERS' EQUITY, notes 5 and 10
     Preferred stock, par value $.10 per share
       authorized - 500,000 shares
       issued - None
     Common stock, par value $.01 per share
        authorized - 12,000,000 shares
       issued and outstanding - 7,108,621 shares
         at January 31, 1997 and 4,578,521
         shares at January 31, 1996                   430,579          405,279
         Additional paid-in capital                   947,727        3,230,127
         Accumulated deficit                       (1,889,240)      (2,552,225)
                                                  -----------      -----------
   TOTAL STOCKHOLDERS' EQUITY                     $ 3,489,066      $ 1,083,181
                                                  -----------      -----------
   TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY                           $ 4,094,945      $ 3,961,947
                                                  ===========      ===========

                   PUROFLOW INCORPORATED AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS


YEARS ENDED JANUARY 31,                     1997          1996          1995
                                            ----          ----          ----
Net Sales                               $ 8,458,454   $ 8,815,889   $ 9,044,707
Cost of goods sold                        5,888,825     5,957,007     7,644,422
                                        -----------   -----------   -----------
Gross profit                              2,569,629     2,858,882     1,400,285
Selling, general and administrative
expenses                                  1,445,626     1,442,926     1,630,032
                                        -----------   -----------   -----------
Operating income (loss)                   1,124,003     1,415,956      (229,747)
Other income and (expense)
  Other income (expense)                     10,173        (2,895)       14,132
  Interest expense                          (71,407)     (279,237)     (305,627)
 Nonrecurring expenses                     (394,184)     (253,085)
                                        -----------   -----------   -----------
Income (loss) from continuing
  operations before tax                     668,585       880,739      (521,242)
Income tax expense, note 6                    5,600         5,600         5,600
                                        -----------   -----------   -----------
Income (loss) from continuing operations    662,985       875,139      (526,842)

Discontinued operations, note 13
  Loss from operations                                    (67,264)   (1,845,314)
 Gain from write-off of excess
   reserves, note 11                                      235,404
 Loss on sale of property and equipment                  (145,160)
                                        -----------   -----------   -----------

                                                           22,980    (1,845,314)
                                        -----------   -----------   -----------
Net income (loss)                       $   662,985   $   898,119   $(2,372,156)
                                        ===========   ===========   ===========
Net income (loss) per common share:
 Continuing operations                  $      0.11   $      0.19   $     (0.12)
 Discontinued operations                                                  (0.41)
                                        -----------   -----------   -----------
Primary earnings per share              $      0.11   $      0.19   $     (0.53)
                                        ===========   ===========   ===========
Weighted average number of shares         6,107,812     4,631,740     4,508,521
                                        ===========   ===========   ===========

                     PUROFLOW INCORPORATED AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   Years ended January 31, 1997 1996 and 1995



                                 COMMON       ADDITIONAL        RETAINED
                                 STOCK          PAID-IN         EARNINGS
                               PAR VALUE        CAPITAL          TOTAL           TOTAL
                             -------------- --------------   --------------  --------------
Balance at January 31, 1994  $   391,280     $ 2,994,126      $(1,078,188)    $ 2,307,218
Sale of common stock              13,999        236,001                           250,000
Net loss                                                       (2,372,156)     (2,372,156)
                             -----------     -----------      -----------     -----------

Balance at January 31, 1995      405,279       3,230,127       (3,450,344)        185,062
Net Income                                                        898,119         898,119
                             -----------     -----------      -----------     -----------

Balance at January 31, 1996      405,279       3,230,127       (2,552,225)      1,083,181
Sale of common stock              25,300       1,717,600                        1,742,900
Net income                                                        662,985         662,985
                             -----------     -----------      -----------     -----------

Balance at January 31, 1997  $   430,579     $ 4,947,727      $(1,889,240)    $ 3,489,066
                             ===========     ===========      ===========     ===========


                   PUROFLOW INCORPORATED AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOW

Years ended January 31,                     1997          1996          1995
                                         ----------    ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                     $   662,985   $   898,119   $(2,372,156)
  Adjustments to reconcile net income
    (loss) to net cash provided by/
    used in operating activities:
      Depreciation and amortization         318,052       340,103       365,934
      Provision for losses on accounts
        receivable                          (20,000)      104,205       134,069
      Inventory valuation allowance          35,150        59,000       999,305
      Loss on sale of assets                              157,057
      Gain on vendor notes settlements     (124,482)
 Changes in operating assets and
   liabilities:
      Accounts receivable                   106,325      (386,550)      242,305
      Inventories                          (194,244)       73,073     1,154,010
      Prepaid expenses and other assets     (23,895)      114,421       (83,328)
      Accounts payable and accrued
        expenses                           (421,073)      (46,962)      288,426
                                        -----------   -----------   -----------
      NET CASH PROVIDED BY
        OPERATING ACTIVITIES                338,818     1,312,466       728,565
                                        -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment       (253,189)    (131,336)      (122,182)
 Proceeds from sale of assets                            326,700
 Payments received on notes receivable       63,218       23,906
 Other assets                                                            (3,109)
                                        -----------   -----------   -----------
      NET CASH PROVIDED BY
       (USED IN) OPERATING ACTIVITIES      (189,971)      219,270      (125,291)
                                        -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Bank overdraft                             (59,363)       59,363       250,000
 Proceeds from sale of common stock       1,742,900
 Net borrowing (repayments) under
   line of credit                          (235,857)     (574,146)       65,412
 Principal payments on long-term debt    (1,432,112)   (1,095,262)     (838,761)
 Principal payments under capital
   lease obligations                                                    (26,346)
     ADVANCES TO OFFICERS AND EMPLOYEES                     3,868         1,941
                                        -----------   -----------   -----------
         NET CASH (USED IN) FINANCING
           ACTIVITIES                        15,568    (1,606,177)     (547,754)
                                        -----------   -----------   -----------
Net increase (decrease) in cash             164,415       (74,441)       55,520
Cash at beginning of period                     -0-        74,441        18,921
                                        -----------   -----------   -----------
Cash at end of period                   $   164,415   $       -0-   $    74,441
                                        ===========   ===========   ===========

NOTE 1  - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Puroflow Incorporated was organized on May 15, 1961 under the laws of the State of Delaware. Puroflow Incorporated and its wholly owned subsidiaries (together referred therein as the "Company") specializes primarily in designing and manufacturing automotive airbag filters and high performance filters. The Company is located in Van Nuys, California, and does business with customers throughout the world, most of which are located in the United States.

RECEIVERSHIP

On May 1, 1995, the Superior Court of California appointed a Receiver as a result of a lawsuit filed by the Company's bank. The Company was in default of its obligations under various credit agreements with the bank. The Receiver assumed jurisdiction over all the Company's assets, which were in the possession of the Receiver's estate, and held for the benefit of all creditors and shareholders. The Receiver was not obligated to pay liabilities that existed prior to their appointment; however, the Receiver could elect to pay certain of those liabilities with the leave of the Court.

On August 13, 1996, all bank debt owed by the Company was repaid. On August 22, 1996, the Receivership Estate was terminated by order of the Superior Court of the State of California and control of the Company was returned to the Board of Directors and Management.

CONSOLIDATED SUBSIDIARIES

The consolidated financial statements include the accounts of the Company's wholly-owned subsidiaries, Puroflow Corporation, Decca Valves Corporation, Michigan Dynamics, Inc., and Ultra Dynamics Corporation. Material intercompany transactions and balances have been eliminated. Only Puroflow Corporation is presently active and the accounts of the other companies are included in discontinued operations.

INVENTORIES

Inventories are stated at the lower of cost of market on a first-in, first-out basis, and consists of the following items:

                                     January 31,       January 31,
                                        1997              1996
                                    -------------     -------------

Raw materials and purchased parts   $    729,740      $    757,921
Work in progress                         247,868           235,404
Finished goods                           420,953           246,142
                                    ------------      ------------
  Total                             $  1,398,561      $  1,239,467
                                    ============      ============

PROPERTY AND EQUIPMENT

Depreciation and amortization of property and equipment is computed using the straight line method based upon the estimated useful lives of the assets, except for leasehold improvements which are amortized over the shorter of the life of the lease or the improvements. The estimated useful lives are as follows:

                 Classification                 Life
          ----------------------------    -----------------

          Machinery and equipment            5-15 years
          Automobile                           5 years
          Tooling and dies                     5 years
          Leasehold improvements               5 years

REVENUE RECOGNITION

Revenues are recognized when finished products are shipped.

INCOME TAXES

The Company complies with Financial Accounting Standards No. 109, Accounting for Income Taxes.

CASH FLOWS

For the purpose of the statement of cash flows, the Company considers cash equivalents to include cash only and to exclude any near-cash short-term investments.

ESTIMATES

Generally accepted accounting principles require that financial statements include estimates by management in the valuation of certain assets and liabilities. The Company's management estimates the reserve for doubtful accounts, the reserve for obsolete inventory and the useful lives of property and equipment. Management uses its historical record and knowledge of its business in making these estimates.

RECLASSIFICATION

Certain amounts previously reported in the Company's January 31, 1996, and January 31, 1995 financial statements have been reclassified to conform to the presentation adopted in the year ended January 31, 1997. The most significant reclassification is nonrecurring expenses for the year ended January 31, 1996. Such reclassifications had no effect on the net profits or losses as previously reported.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenditures are expensed as incurred and are approximately as follows for the years ended January 31, :

            1997                      1996                      1995
     ------------------        ------------------        ------------------
        $   6,500                  $  28,000                  $ 381,000
     ==================        ==================        ==================


NON-RECURRING EXPENSES

Non-recurring expenses are comprised of a one-time fee of $89,834 charged by the Company's former bank for its costs related to the Receivership during August, 1996, and the monthly administrative fees charged by the Receiver during the receivership period. Administrative fees were billed monthly by the Receiver for its role as monitor for the bank of all of the Company's cash disbursements and receipts and for its handling of all court reports, filings and related Receivership matters. The Receivership Estate began on May 1, 1995 and ended August 22, 1996.

EARNINGS PER SHARE

The computation of the net income (loss) per common share (primary) is based on the weighted average number of common shares and common share equivalents outstanding.


NOTE 2 - NOTE RECEIVABLE

                                          January 31,       January 31,
                                              1997              1996
                                          -----------       -----------
8 1/2% note receivable, monthly
principal and interest payments of
$4,250, secured by equipment of the
debtor, maturing in November, 1997        $  40,889          $ 104,107

Less current portion                         40,889             43,831
                                          ---------          ---------
                                          $     -0-          $  60,276
                                          =========          =========


NOTE 3 - LINE OF CREDIT

On November 5, 1993, the Company entered into a security and loan agreement with its bank under which it could obtain credit up to 65% of certain accounts receivable, but not in excess of $1,200,000, at prime plus 3 1/2%. This loan was secured by accounts receivable, inventories and a first priority interest in all unencumbered assets, and matured in June, 1996. In August, 1996, the outstanding balance was repaid in full.

In August, 1996, the Company entered a new banking relationship. The Company obtained a $750,000 revolving credit line. This credit line bears interest at the rate of prime plus 1.5% per annum, and is secured primarily, by the Company's accounts receivable and inventories. The Company also obtained a $300,000 non-revolving equipment acquisition credit line, which bears interest at the rate of prime plus 1.75% per annum, and is secured by all the Company's assets. Both of these loans are cross-collateralized. The terms of these loan agreements contain certain restrictive covenants, including maintenance of minimum working capital, net worth, and ratios of current assets to current liabilities and debt to net worth.


NOTE 4 - LONG-TERM DEBT

                                              January 31,        January 31,
                                                 1997               1996
                                              -----------        -----------
Note payable to bank at prime rate            $                  $  107,900
plus 3 1/2%, secured by all assets
of the Company, matured in June, 1996.

Note payable to bank at prime rate plus
3 1/2%, secured by all assets of the
Company, matured in June, 1996                                      971,297



Notes payable to vendors bearing no
interest maturing at various dates.
These notes were negotiated with
vendors to convert accounts payable
balances into notes with terms varying
from three months to three years. All
these notes existed when the Receiver
was appointed on May 1, 1995. All the
notes have been paid in full or written-
off, except for two which are in
dispute (see Note 7).                         $  207,087         $  684,483
                                              ----------         ----------
                                                 207,087          1,763,680
  Less current portion                           207,087          1,763,680
                                              ----------         ----------
  Long-term debt                              $      -0-         $      -0-
                                              ==========         ==========


All the above bank debt was repaid in August, 1996 and replaced by the new loan commitments (See Notes 3 and 12).

Interest paid in cash totaled as follows, for the years ended January 31, :

            1997                      1996                      1995
        ------------              ------------              ------------
         $  87,017                 $ 263,627                 $ 305,627
        ============              ============              ============

NOTE 5 - STOCK OPTION PLANS

In the year ended January 31, 1996, the Company implemented stock option plans which provide for the granting of options to certain officers and key employees to purchase shares of its common stock within prescribed periods at prices that vary from $0.25 to $0.75. The weighted average fair value of the options granted was $0.87 per option. Fair value was determined by estimating the future sale of the underlying stock and discounting the gain on the options based on a risk free rate of return adjusted for equity risk. Share activity under the Company's stock option plans is summarized below:


                                                             Shares
                                                             ------

Held at January 31, 1995 (outstanding and unexercised)          -0-
Granted                                                     359,000
Exercised                                                       -0-
Canceled or expired                                             -0-

Held at January 31, 1996 (outstanding and unexercised)      359,000


Granted                                                         -0-
Exercised                                                       100
Canceled or expired                                           9,000
Held at January 31, 1997(outstanding and unexercised)       349,900

Shares exercisable, January 31, 1997                        249,860
                                                        ===========

Shares available for future grants, end of period           266,000
                                                        ===========

Price range of options held, January 31, 1997           $.025-$.075



Statement of Financial Accounting No. 123, "Accounting for Stock-Based Compensation," requires companies to measure employee stock compensation plans based on the fair value method of accounting. However, the statement allows the alternative of continued use of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," with pro-forma disclosure of net income earnings per share determined as if the fair value based method had been applied in measuring compensation cost. The Company has elected the alternative of continued use of APB No. 25. The weighted average fair value of the options granted was $0.87 per option. Fair value was determined by estimating the future sale of the underlying stock and discounting the gain on the options based on a risk free rate of return adjusted for equity risk. No pro-forma disclosure is presented because the change in compensation cost is immaterial.

NOTE 6 - INCOME TAXES

The following is a reconciliation of the tax provision, computed by applying the statutory federal income tax rates, and the income tax provision per the financial statements for the years ended January 31, :

                                                 1997            1996
                                                 ----            ----
Income tax provision at 34%                   $ 227,319       $ 305,360
Meals and entertainment                           2,048
Officer's life insurance                          2,803
Excess book  (tax)  depreciation and
  amortization                                   30,707         (39,658)
Excess book loss on disposition                                  20,252
Change in allowance for doubtful account        (30,769)        (21,920)
Write-off of obsolete inventory                 (51,396)       (338,358)
Reserve for legal matters                         9,059          11,975
Other                                             2,608          11,440
State taxes for prior year                       (1,632)
Benefit of net operating loss carryforwards    (190,747)
                                              ---------       ---------
Current federal tax benefit                         -0-         (50,909)
Current State tax benefit                           -0-         (12,106)
                                              ---------       ---------
  Net current tax benefit                           -0-         (63,015)

Unrecognized benefit of losses                                   63,015
Minimum California franchise tax                  5,600           5,600
                                              ---------       ---------
    Provision for income taxes                $   5,600       $   5,600
                                              =========       =========

Deferred tax benefits reflect the impact of loss carryforwards and, temporary differences between the assets and liabilities recorded for financial reporting purposes and tax purposes. These differences are as follows:

                                                 1997            1996
                                                 ----            ----
  Allowance for doubtful accounts             $   16,831      $   60,620
  Allowance for inventory obsolescence            78,426         165,332
      Less valuation allowance                   (95,257)       (225,952)
                                              ----------      ----------
            Current                           $      -0-      $      -0-
                                              ==========      ==========

      Tax loss carryforward                      927,362       1,422,366
      Depreciation and amortization              (47,071)        (41,741)
      Reserve for legal matters                   43,059          43,300
      Less valuation allowance                  (923,350)     (1,423,925)
                                              ----------       ---------
            Non current                       $      -0-      $      -0-
                                              ==========      ==========

Realization of the deferred benefit is contingent upon future taxable earnings. In accordance with SFAS No. 109, the valuation allowance is 100% of the benefit based on the uncertainty that the Company will realize this benefit.

The Company estimates it had available net operating loss carryforwards of approximately $2,728,000 for federal income tax purposes and $1,852,000 for state income tax purposes at January 31, 1997. The Company's net operating loss carryforwards expire from 2008 to 2011.


NOTE 7 - COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

The Company is committed to minimum lease payments on a non-cancelable operating lease for its facility, which expires in August, 2000, as follows:

     Twelve Months Ending January 31,
     ---------------------------------

                1998                      $   291,000
                1999                          291,000
                2000                          291,000
                2001                          169,750
                2002                              -0-
                                           ----------

                TOTAL                     $ 1,042,750
                                          ===========


The leases with respect to the former location were terminated under the powers of the Receiver.

Total rental expense under the facility lease (including expenses) is as follows in the years ending January 31,:


         1997                1996                1995
     ------------        ------------        ------------
      $  305,000          $  275,000          $  410,000
     ============        ============        ============


CAPITAL LEASES

All of the Company's capital leases for machinery and equipment were terminated under the powers of the Receiver during the year ended January 31, 1995. At January 31, 1995, the obligation under capital leases was $51,366.

LEGAL MATTERS

The Company is party to various legal proceedings. Except as noted below, the outcome of these proceedings and the potential liability cannot be determined; however, the Company believes it will prevail in its defenses, and does not expect that such litigation will have a material adverse effect on its financial position or results of operations. Additionally, the Company has filed counterclaims in some of the actions. At January 31, 1997 and January 31, 1996, an accrual in the amount of approximately $242,000 and $332,000 has been recorded in anticipation of certain judgments against the Company related to these matters. $207,807 of the accrual remains in notes payable to vendors at January 31, 1997 (see Note 4).


NOTE 8 - RELATED PARTY TRANSACTIONS

The Company is using the legal expertise of a lawyer who is a director of the Company. Related legal expenses totaled $62,033, $42,284 and $80,625 for the years ended January 31, 1997, 1996, and 1995, respectively. The amount due to this director was $0 at January 31, 1997, and $27,500 at January 31, 1996.


NOTE 9 - CONCENTRATIONS

MAJOR CUSTOMER INFORMATION

Concentration of sales in the Company's three largest customers is as follows in the years ending January 31,:

                                    1997            1996            1995
                                -------------   -------------   -------------
Breed Automotive Technologies    $ 2,200,127     $ 2,047,315     $ 2,666,281
Inflation Systems, Inc.            1,438,355       2,213,823       4,470,337
Norcross Air, Inc.                   818,372       1,037,135         333,734
                                 -----------     -----------     -----------
                                 $ 4,456,854     $ 5,298,273     $ 7,470,352
                                 ===========     ============    ===========

CONCENTRATION OF CREDIT RISK

Concentration of receivables due from the Company's three largest customers is as follows at January 31,:

                                            1997                 1996
                                        ------------         ------------
Breed Automotive Technologies           $  276,566           $  118,340
Inflation Systems, Inc.                    369,073              422,028
Norcross Air, Inc.                          88,511               52,942
                                        ------------         ------------
                                        $  734,150           $  593,310
                                        ============         ============

Breed Automotive Technologies and Inflation Systems, Inc. are U.S. based major suppliers to the automobile industry. Norcross Air, Inc., is a U.S. based distributor of spare parts to the airline industry. The Company grants trade credit to these customers on an unsecured basis.

MAJOR SUPPLIERS

The Company is dependent on three suppliers for the majority of its material needs for automotive airbag filter production.

CASH IN BANK

At January 31, 1997, the Company had cash in a bank in excess of federally insured limits by $28,695.


NOTE 10 - STOCKHOLDERS' EQUITY

During the year ended January 31, 1997, the Company sold 2,530,000 shares of common stock and received $1,742,900 of net proceeds, including $1,300 of interest. The purchase price of the common stock was $.80 per share. From the gross proceeds, the underwriter received $202,400 as a fee. The Company incurred $80,000 of legal, printing and accounting costs related to registration of the shares. The underwriter also received a 24 month option to purchase 177,100 shares, at a price of $.80 per share. Proceeds received by the Company have been used to retire bank debt (See Note 12) and other pre-Receiver debt.

During the year ended January 31, 1995, the Company issued 210,000 shares of common stock, the net proceeds of which were $250,000.


NOTE 11 - FOURTH QUARTER ADJUSTMENTS

During the quarter ended January 31, 1996, the Company wrote-off all abandoned fixed assets and recorded a gain on recovery of excess inventory reserves.

During the quarter ended January 31, 1995, the Company recorded an inventory write-down of $1,000,000, resulting from the re-evaluation of inventory requirements caused by the discontinuation of the Michigan Dynamics' Dynapore product line.


NOTE 12 - CESSATION OF RECEIVERSHIP

On August 13, 1996, all bank debt owed by the Company was repaid. On August 22, 1996, the Receivership Estate was terminated by order of the Superior Court of the State of California and control of the Company was returned to the Board of Directors and Management.

NOTE 13 - DISCONTINUED OPERATIONS

On June 15, 1995, the Company sold certain inventory, equipment, trade name, contracts and work in progress, of its wholly owned subsidiary, Decca Valves Corporation, leading to a discontinuation of its related operations. The assets were sold for a consideration of $305,000 cash. During the year ended January 31, 1996, the operations of its wholly owned subsidiary, Michigan Dynamics, Inc., were also discontinued. The remaining assets of this subsidiary have been transferred to Puroflow Corporation.

In November, 1994, the Company sold the operating assets of its ultraviolet water purification products subsidiary, Ultra Dynamics, including inventories, property and intangible assets for 234,629, consisting of $100,000 cash and a note receivable of $134,629.

The disposition of these assets have been accounted for as discontinued operations and accordingly, the operating results of the subsidiaries are aggregated and reported as discontinued operation in the accompanying consolidated statement of operations. The 1995 financial statements have been restated to reflect the discontinued operations. Revenue applicable to the discontinued operations were $326,509 for the year ended January 31, 1996 and $2,615,540 for the year ended January 31, 1995.


NOTE 14 - VENDOR NOTE SETTLEMENTS

The Company paid $352,915 as settlement for $477,397 of vendor notes in the year ended January 31, 1997.




















                                      F-17

The following interim financial information was filed by the Registrant on Form 10-QSB for the quarter ended April 30, 1997:

                                PUROFLOW INCORPORATED
                             CONSOLIDATED BALANCE SHEETS
                                     (UNAUDITED)


                                                     April 30     January 31
                                                       1997           1997
--------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
    Cash                                          $  180,008     $  164,415
    Accounts receivable
    Net of allowance for doubtful accounts of
       $49,504 at April 30, 1997
       and January 31, 1997                        1,634,708      1,462,170
    Inventories                                    1,445,564      1,398,561
    Note receivable, current portion                  28,924         40,889
    Prepaid expenses and other current assets         75,074         57,595
--------------------------------------------------------------------------------
       TOTAL CURRENT ASSETS                        3,364,278      3,123,630
--------------------------------------------------------------------------------

PROPERTY & EQUIPMENT
    Leasehold improvements                            24,551         11,660
    Machinery and equipment                        3,056,181      2,988,092
    Automobile                                         1,679          1,679
    Tooling and dies                                 275,405        262,480
    Construction in progress                         143,542        143,542
--------------------------------------------------------------------------------
                                                   3,501,358      3,407,453
    Less accumulated depreciation
       and amortization                            2,517,895      2,452,888
--------------------------------------------------------------------------------
NET PROPERTY AND EQUIPMENT                           983,463        954,565
--------------------------------------------------------------------------------
DEFERRED TAXES                                        51,000
OTHER ASSETS                                          16,750         16,750
--------------------------------------------------------------------------------
       TOTAL ASSETS                               $4,415,491     $4,094,945
================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Current portion of long term debt             $  207,087     $  207,087
    Accounts payable                                 310,135        212,397
    Accrued expenses                                 156,007        186,395
--------------------------------------------------------------------------------
       TOTAL CURRENT LIABILITIES                     673,229        605,879
--------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
    Preferred stock, par value $.10 per share
       authorized - 500,000 shares issued none
    Common stock, par value $.01 per share
       authorized - 12,000,000 shares issued
       and outstanding - 7,108,821 shares at
       April 30, 1997, and 7,108,621
       shares at January 31, 1997                    430,579         430,579
       Additional paid-in capital                  4,947,727       4,947,727
       Accumulated deficit                        (1,636,044)     (1,889,240)
--------------------------------------------------------------------------------
       TOTAL STOCKHOLDERS' EQUITY                  3,742,262       3,489,066
--------------------------------------------------------------------------------
       TOTAL LIABILITIES AND
       STOCKHOLDERS' EQUITY                       $4,415,419      $4,094,945
================================================================================

                                PUROFLOW INCORPORATED
                        CONSOLIDATED STATEMENTS OF OPERATION
                                     (UNAUDITED)


                                                   THREE MONTHS ENDED
                                                           APRIL 30,
                                                     1997            1996
--------------------------------------------------------------------------------
Net revenue                                       $2,349,632     $2,166,708
Cost of goods sold                                 1,737,016      1,445,221
--------------------------------------------------------------------------------
    Gross profit                                     612,616        721,487

Selling, general and administrative expenses         412,769        400,700
--------------------------------------------------------------------------------

    Operating income                                 199,847        320,787

Interest expense                                        -           (36,102)
Non recurring expense                                   -           (71,223)
Other income                                           2,349            -
--------------------------------------------------------------------------------

    Income before taxes                              202,196        213,462

Provision for income taxes                           (51,000)          -
--------------------------------------------------------------------------------

    NET INCOME                                    $  253,196     $  213,462
================================================================================


================================================================================
NET INCOME PER COMMON SHARE
================================================================================

                                                  ==========     ==========
    Basic earnings per share                      $     0.04     $     0.05
                                                  ==========     ==========
    Diluted earnings per share                    $     0.03     $     0.04
                                                  ==========     ==========

                                PUROFLOW INCORPORATED
                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                                     (UNAUDITED)


FOR THE THREE MONTHS ENDED APRIL 30,                   1997           1996
--------------------------------------------------------------------------------

CASH AT BEGINNING OF PERIOD                            $164,415      $   -

CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                          253,196       213,462
    Adjustments to reconcile net income
       to net cash provided by operating
       activities
       Depreciation and amortization                     65,007        85,255
       Provision for losses on accounts receivable          -          10,000
       Inventory valuation allowance                    (25,300)
    Changes in operating assets and liabilities:
       Accounts receivable                             (172,538)      221,552
       Inventories                                      (21,703)     (143,580)
       Prepaid expenses and other current assets        (17,479)     (135,311)
       Deferred taxes                                   (51,000)
       Accounts payable                                  97,738        98,233
       Accrued expenses                                 (30,388)      (15,254)
--------------------------------------------------------------------------------
        Net cash provided by operating activities        97,533       334,357
--------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of property and equipment                  (93,905)       (5,809)
    Payments received on notes receivable                11,965        28,806
--------------------------------------------------------------------------------
        Net cash provided by investing activities       (81,940)       22,997
--------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Bank overdraft                                          -         (59,363)
    Net repayment under line of credit                      -        (235,857)
    Principal payments on long-term debt                    -         (49,622)
--------------------------------------------------------------------------------
        Net cash used in financing activities               -        (344,842)
--------------------------------------------------------------------------------

NET INCREASE IN CASH                                     15,593        12,512

--------------------------------------------------------------------------------
CASH AT END OF PERIOD                                  $180,008      $ 12,512
================================================================================

                       PUROFLOW INCORPORATED AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                     (UNAUDITED)



                                               COMMON          ADDITIONAL
                                                STOCK           PAID-IN           RETAINED
FOR THE THREE MONTHS ENDED APRIL 30, 1997     PAR VALUE         CAPITAL           EARNINGS         TOTAL
--------------------------------------------------------------------------------------------------------------

Balance at January 31, 1997                    $  430,579      $  4,947,727       $  (1,889,240)   $ 3,489,066

Net income                                        -                -                    253,196        253,196
--------------------------------------------------------------------------------------------------------------
Balance at April 30, 1997                      $  430,579      $  4,947,727       $  (1,636,044)   $ 3,742,262
==============================================================================================================


                                PUROFLOW INCORPORATED
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                     (UNAUDITED)
              APRIL 30, 1997, JANUARY 31, 1997, AND APRIL 30, 1996




NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

The consolidated balance sheet at the end of the preceding fiscal year has been derived from the audited consolidated balance sheet contained in the Company's annual report on Form 10-K for the fiscal year ended January 31, 1997 (The "Form 10-K") and is presented for comparative purposes. All other financial statements are unaudited. In the opinion of management, all adjustments which include only normal recurring adjustments necessary to present fairly the financial position, results of operations and changes in financial positions for all periods presented have been made. The results of operations for interim periods are not necessarily indicative of the operating results for the full year.

Footnote disclosures normally included in financial statements prepared in accordance with the generally accepted accounting principles have been omitted in accordance with the published rules and regulations of the Securities and Exchange Commission.


NOTE 2 - INVENTORIES

Inventories consist of the following:

                                             APRIL 30,       JANUARY 31,
                                               1997             1997
                                            ----------------------------
      Raw materials and purchased parts        774,176        729,740
      Work in progress                         296,470        247,868
      Finished goods and assemblies            374,918        420,953
                                            ----------     ----------
            Totals                          $1,445,564     $1,398,561
                                            ==========     ==========



NOTE 3 - STOCKHOLDERS EQUITY

On March 26, 1996, the Company entered into an agreement with an investment banker to raise equity through a private placement offering. On July 24, 1996, such offering was completed. The Company sold 2,530,000 shares of common stock and received $1,742,900 of net proceeds, including $1,300 of interest. The purchase price of the common stock was $.80 per share. From the gross proceeds, the underwriter received $202,400 as a fee. The underwriter also received a 24 month option to purchase 177,100 common shares, at a price of $.80 per share. Proceeds received by the Company are used to retire bank debt and other pre-Receiver debt. The Company registered the securities on March 7, 1997.




                                       F-23

NOTE 4 - NET INCOME PER SHARE

Reconciliation of basic and diluted earnings per share:


                                    -------------------------------------------
                                                                     PER-SHARE
                                     INCOME          SHARES            AMOUNT
                                    -------------------------------------------

3 MONTHS ENDED APRIL 30, 1997
Basic earnings per share             $ 253,196      7,108,821         $  .04
                                                                      ======
Effect of Diluted Securities
----------------------------
Stock options                                        151,628
                                     ---------       -------

Diluted earnings per share           $ 253,196      7,260,449         $  .03
                                     =========     ==========         ======

3 MONTHS ENDED APRIL 30, 1996

Basic earnings per share             $ 213,462      4,578,521         $  .05
                                                                      ======

Effect of Diluted Securities
Stock Options                                         245,878
                                     ---------       --------

Diluted earnings per share           $ 213,462      4,824,399          $ .04
                                     =========     ==========          =====


Basic earnings per share is based on the weighted average number of shares outstanding. Diluted earnings per share include the effect of common stock equivalent when dilutive.

NOTE 5 - CESSATION OF RECEIVERSHIP

On August 13, 1996, all bank debt owed by the Company was repaid. On August 22, 1996, the Receivership Estate was terminated by order of the Superior Court of the State of California and control of the Company was returned to the Board of Directors and Management.

Additionally, the Company entered a new banking relationship. The Company obtained a $750,000 revolving credit line. This credit line bears interest at the rate of prime plus 1.5%, per annum, and is secured, primarily, by the Company's accounts receivable and inventories. The Company also obtained a $300,000, non-revolving, equipment acquisition credit line, which bears interest at the rate of prime plus 1.75%, per annum, and is secured by all of the Company's assets. Both of these loans are cross-collateralized. The terms of these loan agreements contain certain restrictive covenants, including maintenance of minimum working capital, net worth, and ratios of current assets to current liabilities and debt to net worth.

NOTE 6 - NONRECURRING EXPENSES

Nonrecurring expenses are the monthly administrative fees charged by the Receiver during the receivership period. The Receivership Estate began on May 1, 1996 and ended on August 22, 1996.

NOTE 7 - INCOME TAXES

Income tax benefits recognized represents the benefit of income tax loss carryforwards.




                                       F-25

NO DEALER, SALES REPRESENTATIVE OR ANY
OTHER PERSON HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS IN CONNECTION WITH THIS
OFFERING OTHER THAN THOSE CONTAINED IN
THIS PROSPECTUS, AND, IF GIVEN OR MADE,
SUCH INFORMATION OR REPRESENTATIONS MUST            2,807,100 Common Shares
NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE COMPANY OR ANY                      277,100 Options to
UNDERWRITER. THIS PROSPECTUS DOES NOT               Purchase Common Shares
CONSTITUTE AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY ANY
SECURITIES OTHER THAN THE SHARES OF
COMMON STOCK TO WHICH IT RELATES OR
AN OFFER TO SELL, OR A SOLICITATION OF
AN OFFER TO BUY, TO ANY PERSON IN ANY
JURISDICTION IN WHICH SUCH AN OFFER OR              PUROFLOW INCORPORATED
SOLICITATION WOULD BE UNLAWFUL.
NEITHER THE DELIVERY OF THIS PROSPECTUS
NOR ANY SALE MADE HEREUNDER SHALL, UNDER
ANY CIRCUMSTANCES, CREATE ANY IMPLICATION
THAT THERE HAS BEEN NO CHANGE IN THE
AFFAIRS OF THE COMPANY SINCE THE DATE
HEREOF OR THAT THE INFORMATION CONTAINED
HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT
TO THE DATE HEREOF.
---------------------------------

            TABLE OF CONTENTS
                                       Page
                                       ----
Prospectus Summary..................3
Risk Factors........................6              ---------------------------
Dividend Policy.....................11
Use of Proceeds.....................11                    PROSPECTUS
Selected Financial Data.............12
Selling Security Holders and Plan of               ---------------------------
Distribution........................13
Selling Security Holders............14
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations..........15
Business............................20
Legal Proceedings...................25
Management..........................26
Principal Stockholders..............29
Price Range of Common Stock.........30
Description of Capital Stock........31                         June 25, 1997
Related Party Transactions..........31
Change in Accountants...............32
Legal Matters.......................32
Experts.............................32
Financial Statements................F-1




                                 Page 61 of 61